Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 18th day of January 2022 (the “Effective Date”), by and among HEALTHTECH SOLUTIONS, INC., a Utah corporation (“HLTT”), HEALTHTECH WOUND CARE, INC., a Delaware corporation (“Purchaser”), PREDICTIVE BIOTECH, INC., a Utah corporation (“Seller”), and PREDICTIVE TECHNOLOGY GROUP, INC. a Nevada corporation (“PTG”).

RECITALS:

WHEREAS, Seller is a wholly-owned subsidiary of PTG and operates a licensed medical laboratory facility (the “Bio Lab”) at 615 Arapeen Drive, Suites 300, 302 and 305, Salt Lake City (“Facility 1”), with a second location in a suite at 650 Komas, Salt Lake City (“Facility 2” and, collectively with Facility 1, the “Facilities”); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to acquire, all Wound Care Assets, as defined herein, owned by Seller and presently used by Seller to produce commercially-viable quantities of wound care products derived from placental membranes that have received a 361 designation from the Food & Drug Administration; and

WHEREAS, Purchaser is a wholly owned subsidiary of HLTT recently organized for the purpose of carrying on Wound Care business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings.

“Cellsure” shall mean Cellsure, LLC, a Utah limited liability company that is wholly owned by PTG.

“Excluded Assets” shall have the meaning given the term in Section 2.02 hereof.

“HMSLLC” shall mean Healthtech Management Services, LLC, a Utah limited liability company that is wholly owned by HLTT.

“Intellectual Property Rights” shall mean all industrial and intellectual property rights recognized under any laws or international conventions or agreements, and in any country or jurisdiction in the world, including, without limitation, patents, patent applications, and patent rights, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, domain names, domain name applications and registrations, trade dress, logos and designs, trade names, brands, product configurations, and the goodwill connected with the foregoing, copyrights and copyright rights, copyright applications and registrations, works of authorship, mask works, know-how, business methods, franchises, licenses, trade secrets, confidential information, proprietary processes and technology, trade secrets, databases, licenses, software source code and object code, inventions, discoveries, technical advances, and any manual, formula, specification and/or documentation constituting, describing or related to the foregoing.

“Non Wound Care Business” shall mean all present and future business activities of Seller other than Wound Care Business.

“Transferred Assets” shall mean all assets of the Seller as of the Closing Date other than the Excluded Assets.  Schedule 2.01 sets forth a non-exhaustive list of Transferred Assets.

“Wound Care” shall mean and refer to therapies and products utilizing placental tissue to enhance the healing of skin abrasions, blisters, cracks, craters, infections, lacerations, necrosis, and/or ulcers.

“Wound Care Assets” shall mean and refer to all assets existing on the Closing Date and relating to Wound Care as of the Closing Date.

“Wound Care Business” shall mean and refer to the business, operations, management, finances, research and development, marketing, sales, and commercialization related to Wound Care”.

“Wound Care Intellectual Property Rights” shall mean and refer to all Intellectual Property Rights currently used by Seller in connection with its Wound Care Business.

ARTICLE II

PURCHASE AND SALE

Section 2.01-  Purchase and Sale of Assets.  At the Closing Date (as defined herein), Seller will assign to Purchaser, and Purchaser will acquire, all of Seller’s right, title and interest in and to all of the Transferred Assets, including all Wound Care Intellectual Property Rights, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature whatsoever, except as set forth herein. It is the intent of the Purchaser and Seller that all Wound Care Assets and Wound Care Intellectual Property Rights are to be included in the Transferred Assets.

Section 2.02- Excluded Assets. The following assets of Seller currently utilized in the Lab will not be acquired by Purchaser hereunder and are excluded from the definition of Transferred Assets for all purposes under this Agreement (collectively, the “Excluded Assets”):

(a) the assets listed on Schedule 2.02 attached hereto and all Intellectual Property Rights related thereto;

(b) all cash on hand or in banks, all cash equivalents, and all rights to any refunds of cash or cash equivalents;

(c) Seller’s right to and claims for federal or state income or franchise tax refunds and refunds of other taxes paid based upon or measured by the income of Seller prior to the Closing;

(d) all accounts receivable and notes receivable related to periods prior to the Effective Date;

(e) the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller. Seller will make all the aforementioned data and documents available for Purchaser to be able to complete financial statements that may be audited in accordance with PCAOB policies. This undertaking includes Seller, Seller’s staff and outside contracted entities working with Purchaser to obtain and/or provide necessary information on a timely basis;

(f) all employee benefit plans of Seller, if any, and all accrued compensation, paid time off, vacation or other benefits accrued to employees as of the Closing Date;

(g) Seller’s security deposit under the lease for the Bio Lab;

(h) Any insurance policies and rights thereunder; and

(i) the rights that accrue or will accrue to Seller under this Agreement.

Section 2.03 - Assignment of Contracts. As of the Closing Date, Seller shall assign to Purchaser all of Seller’s obligations under the contracts listed on Schedule 2.03 (the “Assigned Contracts”) for the period beginning with the Closing Date, and Purchaser shall assume Seller’s prospective obligations under such Assigned Contracts. Seller shall use its best effort to obtain such consents for assignment (if needed) prior to the Closing Date; provided however, that as to any Assigned Contract, the assignment of which by its terms requires the prior written consent of any third party thereto, in the event such consent is not obtained prior to the Closing Date, Purchaser and Seller shall enter into a mutually-acceptable agreement pursuant to which Purchaser shall reimburse Seller for or pay on behalf of Seller all amounts owed by Seller pursuant to such Assigned Contracts until such time as such Assigned Contracts are assigned to Purchaser. Seller represents and warrants that each Assigned Contract is in full force and effect as of the Effective Date and to the extent that the Assigned Contracts are assignable to Purchaser, shall be in full force and effect as of the Closing Date.

Section 2.04-  Leases

As of the Closing Date, Purchaser shall have entered into a lease for all or part of Facility 1 and shall have entered into a lease for Facility 2, both on terms acceptable to Purchaser.

Section 2.05-  Management Services Agreements.  Prior to the Closing Date, HLTT shall have organized Healthtech Management Services, LLC as a Utah limited liability company (“HMSLLC”).  As a condition to closing, on or prior to the Closing Date, Seller, PTG and HMSLLC will execute the Management Services Agreement attached as Exhibit B (the “Biotech Management Agreement”).  As a further condition to closing, on or prior to the  the Closing Date, Cellsure, PTG, and HMSLLC will execute the Management Services Agreement attached as Exhibit C (the “Cellsure Management Agreement”).

Section 2.06- Operations Agreement. As of the Closing Date and at the Closing, HLTT, Purchaser, Seller and PTG shall execute the Operations Agreement attached as Exhibit D (the “Operations Agreement”).

Section 2.07- Option Agreements.  As of the Closing Date and at the Closing, HLTT, Purchaser and PTG shall execute the Option Agreement attached as Exhibit E (the “Biotech Option”).  As of the Closing Date and at the Closing, HLTT, Purchaser and PTG shall execute the Option Agreement attached as Exhibit F (the “Cellsure Option”).

Section 2.08- Stock Issuance.  On or prior to the Closing Date, Purchaser shall file with the Delaware Secretary of State a certificate of designation of Series A Preferred Stock in the form annexed hereto as Exhibit G.  At the Closing, Purchaser shall issue to Seller and Seller shall distribute to PTG, all by book entry, one hundred shares of the Series A Preferred Stock of Purchaser (the “Consideration Shares”), such that on the Closing Date the entire outstanding capital stock of Purchaser will consist of 100,000 shares of common stock owned of record by HLTT and 100 shares of Series A Preferred Stock owned of record by PTG.

Section 2.09-  No Assumed Liabilities.   Except for liabilities arising out of the Assigned Contracts on or after the Closing Date, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller of any kind or nature whatsoever, all of which shall remain the sole liabilities and obligations of Seller and all of which Seller shall pay and satisfy in due course.

ARTICLE III

DUE DILIGENCE; CLOSING; CLOSING DELIVERIES

Section 3.01-  Due Diligence.   Following the full execution hereof, Purchaser shall provide Seller with a due diligence request list and Seller shall provide Purchaser with responsive documents within seven (7) days of Purchaser’s request. Purchaser may thereafter request additional materials based upon its review of documents and records previously provided by Seller. Purchaser shall be entitled to review such due diligence materials during the period prior to the Closing Date (the “Due Diligence Period”). In the event Purchaser discovers a material discrepancy between the information provided to it by Seller prior to the Effective Date and the information revealed during the Due Diligence Period or if there is a material adverse change in the Wound Care Business between the Effective Date and the Closing Date, Purchaser and HLTT may terminate this Agreement without further obligation and receive a full and immediate refund of any loans or other payments made by HLTT to or on behalf of Seller.

Section 3.02- Closing.  The Closing shall take place at the offices of Purchaser’s counsel on a date agreed to by the Parties or on January 31, 2022, if the Parties have not otherwise agreed (the “Closing Date”). Nevertheless, except with the express consent of the Parties, the Closing shall not occur on the Closing Date unless each of the following conditions is satisfied as of that date:

(a) The Transferred Assets shall be free of all recorded liens.

(b) The covenant in Section 2.04 hereof regarding lease of Facility 1 and Facility 2 shall be satisfied.

(c) The Management Service Agreements set forth in Section 2.05 shall be executed.

Section 3.03- Deliveries of Seller at the Closing.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) a bill of sale in the form attached hereto as Exhibit A, duly completed and executed by Seller;

(b) instruments sufficient to assign to Purchaser Seller’s rights under the Assigned Contracts, with all necessary consents of counterparties;

(c) the Biotech Management Agreement, duly executed on behalf of Seller and PTG;

(d) the Cellsure Management Agreement, duly executed on behalf of Cellsure and PTG;

(e) the Operations Agreement duly executed by Seller and PTG;

(f) the Biotech Option duly executed by PTG;

(g) the Cellsure Option duly executed by PTG;

(h) such other documents and instruments reasonably necessary or appropriate to vest in Purchaser good and marketable title to the Transferred Assets, free and clear of all liens, claims and encumbrances whatsoever, and all certificates of title covering the Transferred Assets with warranties of title, all in such form reasonably acceptable to Purchaser;

(i) actual possession of the Transferred Assets;

(j) resolutions of Seller’s Board of Directors and Shareholder evidencing approval of the transactions contemplated herein; and

(k) such certificates or other instruments, duly executed by Seller as Purchaser may reasonably request.

Section 3.04- Deliveries of Purchaser at the Closing.   At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) a Notice of Book Entry of the Consideration Shares, duly executed by the Corporate Secretary of Purchaser;

(b) instruments sufficient for Purchaser to assume Seller’s responsibilities under the Assigned Contracts;

(c) the Biotech Management Agreement, duly executed on behalf of HMSLLC;

(d) the Cellsure Management Agreement, duly executed on behalf of HMSLLC;

(e) the Operations Agreement duly executed by HLTT and Purchaser;

(f) the Biotech Option duly executed by HLTT and Purchaser;

(g) the Cellsure Option duly executed by HLTT and Purchaser;

(h) resolutions of the Board of Directors of HLTT and the Board of Directors of Purchaser evidencing approval of the transactions contemplated herein; and

(i) such other documents and instruments reasonably necessary or appropriate to consummate the Closing contemplated hereunder, all in such form reasonably acceptable to Seller.

Section 3.05- Termination of Term Sheet. Upon the completion of the deliveries required at the Closing, the Term Sheet dated December 30, 2021 among HLTT, Seller, and PTG shall be deemed terminated and have no further force or effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01-  Representations and Warranties of Seller.

Seller and PTG hereby jointly and severally represent and warrant to Purchaser, effective on the date hereof and on the Closing Date as follows:

(a) Authorization. Seller is a corporation duly organized and validly existing and with active status under the laws of the State of Utah with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights and general equity principles.

(b) Capitalization. The authorized equity securities of Seller consist of shares of common stock. All the outstanding shares are owned by PTG. All such issued and outstanding shares of Seller are free and clear of all encumbrances.

(c) Financial Statements. The financial statements of Seller for the period ended June 30, 2021 delivered to Purchaser are true and accurate in all material respects and fairly present the financial condition of the Seller. Among the books and records that will be delivered at Closing will be sufficient documentation supporting the financial statements as to permit an audit of the financial statements in accordance with audit policies of the PCAOB.

(d) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of any obligation of Seller, (ii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the Transferred Assets, or (iii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Seller or the Transferred Assets are subject.

(e) Title to Assets; Sufficiency; Condition. Except as disclosed in Schedule 4.01(e), Seller owns and as of the Closing Date shall convey good and marketable title to all the Transferred Assets, which as of the Closing Date will be free and clear of any mortgages, liens, pledges, security interests, charges, and all other encumbrances. The Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to carry on the Wound Care Business in the Bio Lab. The Facilities constitute the only locations operated by the Lab. Use of the Facilities for which they are presently being used is permitted as of right under all applicable zoning legal requirements. All improvements comply with all applicable laws and ordinances, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. Each item of personal property included in the Transferred Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No item of personal property included in the Transferred Assets is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. The licenses for all software utilized by the Bio Lab are valid and in full force and effect.

(f) Accuracy of Information. All financial statements, and all books and records and other information relating to the Transferred Assets, which Seller or PTG supplied to Purchaser are true, accurate and complete in all material respects.

(g) Regulatory Permits.  Seller possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct the Wound Care Business, except where the failure to possess such permits could not reasonably be expected to result in a material adverse effect (“Material Permits”), and Seller has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(h) Intellectual Property.  To Seller’s knowledge, Seller either (i) exclusively owns, free and clear of all encumbrances, all right, title and interest in and to all Wound Care Intellectual Property Rights or (ii) has a valid license, pursuant to a written license agreement, in and to all Wound Care Intellectual Property Rights of a third person used or held for use in the operation of the Wound Care Business. The Seller has enforceable agreements with each of its skilled employees providing that any developments by the employee while in the Seller’s employ was work made for hire, whose right of use is owned by the Seller. The Seller has not received a notice (written or otherwise) that any of the Wound Care Intellectual Property Rights has expired, terminated, been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  The Seller has not received a written notice of a claim or otherwise has any knowledge that any of the Wound Care Intellectual Property Rights violate or infringe upon the rights of any third party, except as could not have or reasonably be expected to not have a material adverse effect on the Wound Care Business.  To the knowledge of the Seller, all such Wound Care Intellectual Property Rights are enforceable and there is no existing infringement by any third party of any of the Wound Care Intellectual Property Rights.  The Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of all of its Wound Care Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Wound Care Business.

(i) Insurance.  The Seller and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Seller and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount.  Neither the Seller nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(j) Transactions With Affiliates and Employees. None of the officers or directors of PTG or of the Seller and, to the knowledge of the Seller, none of the employees of the Seller is presently a party to any transaction with the Seller (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Seller, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $50,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Seller and (iii) other employee benefits, including stock option agreements under any stock option plan of the Seller.

(k) FDA.  There is no pending, completed or, to the Seller’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Seller, and none the Seller has not received any notice, warning letter or other communication from the U.S. Food and Drug Administration (“FDA”) or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any wound care product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any wound care product, (iii) imposes a clinical hold on any clinical investigation by the Seller, (iv) enjoins production at any facility of the Seller, (v) enters or proposes to enter into a consent decree of permanent injunction with the Seller, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Seller.  The properties, business and operations of the Seller have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Seller has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any wound care product proposed to be developed, produced or marketed by the Seller nor has the FDA expressed any concern as to approving or clearing for marketing any wound care product being developed or proposed to be developed by the Seller.

(l) Assigned Contracts. Except as specified on Schedule 2.03(a), the Assigned Contracts are freely assignable by Seller to Purchaser, have not been modified, pledged, assigned, or amended. Each Assigned Contract is valid and binding on Seller and the applicable third party in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been provided to Purchaser. There are no disputes pending or threatened under any Assigned Contract and all work performed thereunder by Seller has been performed in accordance with all applicable laws.

(m) Taxes. Except where Seller has properly filed for an extension, Seller has duly paid or made appropriate accruals for the payment of all taxes, assessments, fees, and other governmental charges upon any of its properties and assets required to have been paid or accrued by it.

(n) Compliance with Laws. Seller is in compliance with all applicable federal, state and local statutes, regulations, orders and requirements in all material respects (including, without limitation, applicable health care laws, rules and regulations relating to the payment or receipt of illegal remuneration under 42 U.S.C. 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. 1320a-7a, 42 U.S.C. 1320a-7b(a), 42 U.S.C. 1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to the federal statutes). Seller has not received any claim or notice, written or oral, from any federal, state, or local governmental agency that any of Seller’s properties or activities violate any federal, state, or local statute, regulation, order, or requirement.

(o) Legal Proceedings. Except as set forth on Schedule 3.01(n), there are not any proceedings pending or threatened before any court or administrative body involving Seller or the Transferred Assets, nor to Seller’s knowledge, is there any basis for any such litigation, claim, inquiry, or proceeding against Seller or the Transferred Assets relating to, without limitation, violation of intellectual property rights, breach of contract, improper professional practice, the employment of labor, wages, hours, collective bargaining, contributions to pension or benefit plans, payment of Social Security taxes, employment discrimination, harassment or hostile work environment.

(p) Employees. No employee of Seller has any contractual right to continued employment and Purchaser shall be free to offer employment to any such employee as Purchaser may determine in its sole and absolute discretion and on such terms and conditions as Purchaser may determine. As of the date any person became an employee of Seller, no such person (i) was excluded from participating in any federal healthcare program (as defined in 42 U.S.C. Section 1320a-7b(f)) or (ii) has been subject to sanction pursuant to 42 U.S.C. Sections 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

Section 4.02-  Representations and Warranties of Purchaser.   Purchaser hereby represents and warrants to Seller as follows:

(a) Authorization. Purchaser is a corporation duly organized and validly existing and with active status under the laws of the State of Delaware with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, and similar laws affecting creditors’ rights and general equity principles.

(b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of any obligation of Purchaser, or (ii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Purchaser is subject.

ARTICLE V

ADDIITONAL COVENANTS

Section 5.01- Required Approvals, Cooperation. Seller shall reasonably cooperate with Purchaser and its representatives and attorneys in obtaining and completing all consents, approvals, authorizations, clearances and documents required to carry out the transactions contemplated by this Agreement.

Section 5.02-Ordinary Course.  Seller covenants and agrees that, from and after the Effective Date through and including the Closing Date, it shall conduct the Wound Care Business in the ordinary course of business consistent with past practice.

Section 5.03- Further Assurances.   From time to time after the Closing and without further consideration from Purchaser, Seller, at its sole cost and expense, shall execute and deliver, or cause to be executed and delivered, to Purchaser such further instruments of sale, assignment, transfer and delivery and take such other action as Purchaser may reasonably request in order to more effectively consummate and afford to Purchaser the benefit of the transactions contemplated hereby. Following the Closing, at the request of Purchaser, Seller shall cooperate with Purchaser in the preparation of any financial statements or tax returns and participate as witnesses in any lawsuit, investigation or administrative hearing involving the Facilities or the Transferred Assets, at no cost or expense to Purchaser, other than reimbursement of Seller’s out of pocket expenses incurred as a result thereof.

Section 5.04- Taxes.  All state, county and local ad valorem taxes on any personal property included in the Transferred Assets shall be prorated between Purchaser and Seller as of the Closing Date, and Seller’s portion shall be credited against the financial undertakings by HLTT in the Operating Agreement. Seller shall pay all state and local sales, documentary and other transfer taxes, if any, due under Utah law as a result of the purchase, sale or transfer of the Transferred Assets in accordance therewith whether imposed by law on Seller or Purchaser.

ARTICLE VI

INDEMNIFICATION

Section 6.01-  Indemnification of Purchaser.   PTG and Seller shall jointly and severally indemnify and hold HLTT and Purchaser and their affiliates, officers, directors and agents (the “Purchaser Indemnified Parties”) harmless from and against any assessment, loss, damage, liability, costs and expense (including, without limitation, interest penalties and reasonable attorneys’ fees) imposed upon or incurred by the Purchaser Indemnified Parties or to which the Purchaser Indemnified Parties may be subject, resulting from (a) Seller’s breach of any agreement or covenant contained in this Agreement; (b) any inaccuracy in any representation or warranty made by Seller in this Agreement or any other documents delivered to Purchaser pursuant to the terms of this Agreement; or (c) any Successor Liability. For purposes of this Agreement, the term “Successor Liability” means any liability or obligation of Seller, including, without limitation, any liability for (i) compensation or other benefits owed to an employee of Seller; (ii) workers compensation or unemployment compensation to which an employee of Seller is or becomes entitled relating to any period prior to the Closing; (iii) payroll or payroll related taxes, premiums, or assessments on account of Seller’s employment of any person relating to any period prior to the Closing; (iv) any employer liability (whether by contract, tort or negligence) to an employee or former employee of Seller relating to any period prior to the Closing; (v) Seller’s taxes or debt obligations; (vi) retirement or benefit plans established or maintained by Seller; or (vii) any liability for Seller’s acts or omissions, or arising out of its occupancy or use of the Facilities or the Transferred Assets prior to the Closing.

Section 6.02 -  Indemnification of Seller.   HLTT and Purchaser jointly and severally shall indemnify and hold harmless Seller and PTG from and against any assessment, loss, damage, liability, costs and expense (including, without limitation, interest penalties and reasonable attorneys’ fees) imposed upon or incurred by the Seller or to which Seller may be subject, resulting from (a) Purchaser’s breach of any agreement or covenant contained in this Agreement or (b) any inaccuracy of any representation or warranty made by Purchaser in this Agreement or any other documents delivered to Seller pursuant to the terms of this Agreement.

Section 6.03 - Indemnification Procedure.   Should any claim covered by the foregoing indemnity be asserted, the indemnified party shall notify the indemnifying party promptly and give it an opportunity to defend the same and the indemnified party shall extend reasonable cooperation to the indemnified party in connection with such defense. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations. In the event that the indemnifying party fails to defend the same within a reasonable time, the indemnified party shall be entitled to assume the defense thereof, and the indemnifying party shall be liable to repay the indemnified party for all its expenses reasonably incurred in connection with the defense, including reasonable attorneys’ fees and settlement payments.

ARTICLE VII

MISCELLANEOUS

Section 7.01-  Expenses.   Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

Section 7.02- Entire Agreement; Amendments. This Agreement (including the annexed documents) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto.

Section 7.03- Bulk Transfer Waiver.  Purchaser hereby waives any duty on the part of Seller to comply with any bulk transfer laws in connection with the completion of the transactions contemplated by this Agreement, and PTG and Seller hereby jointly and severally indemnify Purchaser against any and all loss, cost or expense arising out of the failure to comply with any such bulk transfer laws.

Section 7.04- Remedies: Rescission. Without limiting the remedies available to any party by reason of a breach of this agreement, the parties agree that in the event that a breach of covenant or warranty by Seller caused Purchaser to be unable to carry on the Wound Care Business in a commercially viable manner, Purchaser and HLTT would be entitled to rescind the transactions taken pursuant to this Agreement in their entirety, including rescission of the agreements annexed hereto.

Section 7.05- Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered by email or personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

If to Purchaser or HLTT:

Healthtech Solutions, Inc.

181 Dante Avenue

Tuckahoe, NY 10707

Email:  info@hltt.tech

If to Seller or PTG:

Predictive Technology Group, Inc.

615 Arapeen Drive, Suite 300

Salt Lake City, UT 84108

Email: brobinson@predtechgroup.com

Section 7.06-  Governing Law; Venue.   This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Utah, without regard to its choice of laws and conflicts of laws provisions or principles. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the state courts of Utah having jurisdiction in Salt Lake County, Salt Lake City, Utah or the United States District Court therein. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED.

Section 7.07-  Counterparts.   This Agreement may be executed in any number of counterparts, each of which when executed and delivered in person or by facsimile or other electronic means shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

(This is intentionally blank. Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HEALTHTECH SOLUTIONS, INC.

By: /s/ Manuel Iglesias

       Manuel Iglesias, President

PREDICTIVE TECHNOLOGY GROUP, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH WOUND CARE, INC.

By: /s/ Manuel Iglesias

Manuel Iglesias, President

PREDICTIVE BIOTECH, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

BILL OF SALE

AND

INSTRUMENT OF ASSIGNMENT

PURSUANT TO SECTION 3.03 OF THE ASSET PURCHASE AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that PREDICTIVE BIOTECH, INC., a Utah corporation, for the consideration set forth and defined in that certain Asset Purchase Agreement by and among HEALTHTECH SOLUTIONS, INC., HEALTHTECH WOUND CARE, INC., PREDICTIVE BIOTECH, INC. AND PREDICTIVE TECHNOLOGY GROUP, INC., the receipt and sufficiency of which is hereby acknowledged, does hereby sell, convey, assign, transfer, and deliver unto HEALTHTECH WOUND CARE, INC. all of its right, title and interest in and to each and every item of the assets, as such term is defined in Article I of the Asset Purchase  Agreement, including, but not limited to, the following:

TO BE COMPLETED

TO HAVE AND HOLD the same unto Healthtech Wound Care, Inc., its successors and assigns, forever.

There are no warranties, express or implied, except as expressly set forth in the Asset Purchase Agreement.

The provisions hereof shall bind and inure to the benefit of Healthtech Solutions, Inc. and Healthtech Wound Care, Inc. and their respective successors and assigns.

This instrument is executed and delivered to Healthtech Wound Care, Inc. pursuant to the terms of the Asset Purchase Agreement.  Nothing herein is intended to alter, amend, change or in any manner supersede the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein shall have the meaning attributed thereto in the Asset Purchase Agreement.

This instrument shall be governed by and construed in accordance with the laws of the State of Utah.

IN WITNESS WHEREOF, this Bill of Sale has been executed by Predictive Biotech, Inc., intending to be bound thereby as of the 18th day of January, 2022.

PREDICTIVE BIOTECH, INC.

By:_______________________________________

      Bradley C. Robinson, Chief Executive Officer

MANAGEMENT SERVICES AGREEMENT: BIOTECH

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into to be effective as of the 18th day of January 2022 (“Effective Date”) by and among Healthtech Management Services, LLC, a Utah limited liability company (“Manager”), Predictive Biotech, Inc., a Utah corporation (”Provider”), and Predictive Technology Group, Inc., a Nevada corporation (“PTG”)

WITNESSETH:

WHEREAS, Manager is in the business of providing comprehensive medical and business management support services including but not limited to the back office functions of billing and coding, and administration of licensed medical facilities, including biomedical laboratories;

WHEREAS, Provider is a professional service corporation wholly-owned by PTG, and is engaged in research and development of therapies utilizing a biomedical laboratory; and

WHEREAS, Provider desires to focus its energies, expertise and time on the practice of providing professional services, and to accomplish this goal it desires to delegate the increasingly more complex business non-professional functions, including the management of its operations focused on wound care technologies, to Manager.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Manager and Provider agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Asset Purchase Agreement” shall mean the Asset Purchase Agreement among Healthtech Solutions, Inc., Healthtech Wound Care. Inc., Provider and PTG dated January 18, 2022.

1.2 “Biomedical Laboratories” shall mean the licensed facilities for research and development of wound care technologies maintained and operated by Provider.

1.3 “Confidential Information” shall have the meaning set forth in Section 11.1 of this Agreement.

1.4 “Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.5 “Flat Monthly Fee” shall mean One Dollar.

1.6 “Management Fee” shall have the meaning set forth in Section 6.1 of this Agreement.

1.7 “Management Services” shall mean the comprehensive business management, administration and support services relating to the non-professional business functions and affairs of Provider’s Biomedical Laboratories and related Provider Headquarters functions that Manager shall provide to or for the benefit of Provider’s Wound Care Business, including, without limitation, the provision of equipment, furniture, fixtures, supplies, support services, non-professional personnel, office space, management, administration, financial record keeping and reporting, filing, scheduling, and other business office services all as more fully described in this Agreement.

1.8 “Manager Expenses” shall mean those certain costs and expenses incurred by Manager directly allocable to Provider which Manager shall, in order to fairly and accurately reflect Manager’s expenses incurred for the benefit of Provider, allocate to Provider pursuant to such reasonable allocation methodology as Manager shall determine from time to time. Manager Expenses shall not include any cost or expense that is a Provider Expense. Without limitation, Manager Expenses shall include Provider’s allocable share of all of the costs and expenses of Manager incurred in connection with each of the following Manager support functions: (a) human resources; (b) operations; (c) maintenance of Biomedical Laboratories operations; (d) IT; and (e) such other support functions that Manager may provide to Provider from time to time.

1.9 “Non Wound Care Business” shall have the meaning set forth in the Asset Purchase Agreement.

1.10 “Non Wound Care Business Expenses” shall mean those costs and expenses incurred as a result of the maintenance and operations of the Non Wound Care Business.

1.11 “Operating Account” shall have the meaning set forth in Section 3.1.5 of this Agreement.

1.12 “Payor(s)” shall mean any Person(s) that, on its own account or by obligation to a third party, pays or reimburses Provider for Wound Care Products sold and delivered, including any public or privately sponsored Person that pays or reimburses for healthcare products.

1.13 “Person” shall mean any natural person, corporation, partnership, limited liability company or other business structure recognized as a separate legal entity.

1.14 “Professional Services” shall mean services that licensed or registered Provider Professionals perform in connection with the research and development activities of the Wound Care Business.

1.15 “Provider Lockbox Account” shall have the meaning set forth in Section 3.1.4 of this Agreement.

1.16 “Provider Bank” shall have the meaning set forth in Section 3.1.5 of this Agreement.

1.17 “Provider Expenses” shall mean all of those certain costs and expenses authorized and approved by Manager and incurred by Provider and/or Manager directly for the benefit of the Wound Care Business and for which Provider, and not Manager, is financially liable, including without limitation, Provider Professional - WC salaries, bonuses, and benefits, and all general, administrative, certain selling and marketing expenses of the Wound Care Business and Provider Headquarters, expenses for medical supplies, interest and other direct costs and expenses incurred by or on behalf of Provider approved by Manager and such other expenses as Manager shall designate from time to time to fairly and accurately reflect expenses incurred by Provider and/or Manager directly for the benefit of Provider. “Provider Expenses” shall not, however, include expenses incurred in connection with or as a result of the operations of the Non Wound Care Business. In the event that Manager incurs third party indebtedness, including pursuant to a bank facility, to fund Provider Expenses, Provider agrees to act as a co-borrower of such indebtedness.

1.18 “Provider Headquarters” shall mean the administrative operations of Provider that are not uniquely attributable to either the Non Wound Care Business or the Wound Care Business.

1.19 “Provider Professionals” shall mean collectively all licensed personnel including but not limited to, collaborating and supervising biologists, chemists, physicians, and other scientists, statisticians and technicians who are employed by or professionally retained by or affiliated with Provider, all of whom are licensed as required and qualified to provide professional services in the State of Utah.

1.20 “Provider Professionals – WC” shall mean all Provider Professionals participating in the operations of the Wound Care Business.

1.21 “Support Personnel” shall have the meaning set forth in Section 4.6.1 of this Agreement.

1.22 “Term” shall have the meaning set forth in Section 7.1 of this Agreement.

1.23 “Wound Care” shall have the meaning set forth in the Asset Purchase Agreement.

1.24 “Wound Care Business” shall have the meaning set forth in the Asset Purchase Agreement.

1.25 “Wound Care Products” shall mean Wound Care products and other deliverables marketed by Provider.

Other capitalized terms not defined herein shall be given the same meaning as set forth in the Asset Purchase Agreement.

ARTICLE II

APPOINTMENT AND AUTHORITY OF MANAGER AND PTG

2.1 Allocations. Immediate upon the execution of this Agreement, Manager and Provider will cooperate in allocating the operations, personnel, facilities and books and records of Provider between Non Wound Care Business and a Wound Care Business, as appropriate, excluding only those administrative functions that cannot be effectively allocated, which shall constitute Provider Headquarters. From time to time during the Term, Manager and Provider, at the request of either, may revisit and revise the allocation to the Businesses as appropriate to reflect errors in the initial allocation or changes in the focus of specific technology programs.

2.2 Appointment and Authority of Manager. Provider appoints and engages Manager as Provider’s sole and exclusive agent for the management and administration of the business functions and business affairs of Provider Headquarters and the Wound Care Business, and Manager accepts such appointment and engagement. Provider delegates, grants and conveys to Manager sole responsibility and commensurate authority to provide Management Services for Provider Headquarters and the Wound Care Business. Provider expressly authorizes Manager to provide the Management Services in any reasonable manner Manager deems appropriate to meet the day-to-day requirements of the business functions of Provider while also promoting the best interests of Provider. For the avoidance of doubt, nothing in this Agreement, however, shall be interpreted to authorize Manager to sell, license or otherwise transfer any interest in any assets of the Non Wound Care Business, including any technology, therapies, or other Intellectual Property Rights of the Non Wound Care Business.

2.3 Appointment and Authority of PTG. Provider appoints and engages PTG as Provider’s sole and exclusive agent for the management and administration of the business functions and business affairs of the Non Wound Care Business, and PTG accepts such appointment and engagement. Among other undertakings, PTG assumes responsibility for payment of all Non Wound Care Business Expenses when due, and Provider and Manager shall allocate to the account of the Non Wound Care Business and promptly pay over to its bank any and all revenue realized by reason of the operations of the Non Wound Care Business. In the event of any conflict between policies or practices adopted for Provider by Provider Headquarters and policies or practices adopted by the Non Wound Care Business, Manager and PTG will negotiate in good faith a compromise that will serve the interests of each. Failing accomplishment of a compromise after a thirty day period of negotiations, the policy or practice of Provider Headquarters shall govern. PTG shall be entitled to transfer any and all Non Wound Care Assets or Non Wound Care Business to itself, an affiliate, or any third party, subject only to Section IV of the Operations Agreement among PTG, Provider, Healthtech Solutions, Inc., and Healthech Wound Care, Inc.

2.4 Professional Services; Compliance with Laws.  Manager and Provider intend and desire that this Agreement, and any policies, rules or procedures of Manager or Provider promulgated in accordance with or pursuant to this Agreement, shall comply with all applicable federal, state, and local laws, regulations, and rules, as well as the rules and regulations of any regulatory body or authority of competent jurisdiction regarding: (a) the provision of professional healthcare services; (b) utilization of manufacturing “best practices” for medical research projects; and (c) the pursuit by the licensing professional of independent professional judgment in the pursuit of the research and development and of the manufacturing process.

ARTICLE III

BILLING AND COLLECTION

3.1 Appointment as Agent; Power of Attorney. Subject to the terms of this Section 3.1, Provider appoints Manager, for the Term of this Agreement and to the extent necessary beyond that Term to complete any and all billing and collection work accrued as of the termination date, as Provider’s exclusive true and lawful agent and attorney-in-fact. Provider grants to Manager an exclusive and irrevocable, except in the event that Manager breaches this Agreement, power of attorney to act for Provider and in Provider’s name (in any way Provider could act) with respect to all matters related to the management and administration of the business functions and business affairs of Provider Headquarters and the Wound Care Business. Manager shall not act as Provider’s attorney-in-fact or agent with respect to Non Wound Care Business. Manager accepts such exclusive and irrevocable power of attorney and appointment. Manager will have authority to exercise all of the power granted to Manager as the agent for Provider in the name of Provider with respect to all of Provider’s interests covered by the granted power. Manager acknowledges that it is at risk regarding the profitability and/or loses incurred by Provider during the term of this agreement to the extent of the Management Fee. Manager may act through itself in person or through others reasonably employed by Manager for that purpose and will have authority to sign and deliver all instruments, negotiate and enter into all agreements, and do all other acts reasonably necessary to implement the exercise of the powers granted to Manager. Manager’s powers and responsibilities with respect to Provider Headquarters and Wound Care Business shall include but not limited to the following authority and duty:

3.1.1 Accounts; Deposit & Withdrawal. Except with respect to Government Receivables and the Provider Lockbox Account (both as defined below), to open, close, continue and control accounts and deposits at financial institutions (which includes, without limitation, any and all banks) and deposit in and withdraw from and write checks on such accounts and deposits, and, in general, exercise all powers with respect to financial institution transactions which Provider could engage in.

3.1.2 Billing. To bill in the Provider’s name or on Provider’s behalf, for all Wound Care Products provided, in compliance with applicable law.

3.1.3 Governmental Receivables. To collect all amounts due from any government agency by reason of sale of Wound Care Products (“Government Receivables”), and to receive and administer all payments from all Government Receivables in the Provider’s name and on the Provider’s behalf, and to deposit such amounts in a bank account in the Provider’s name (“Provider Lockbox Account”). The Provider Lockbox Account may be established for Provider by Manager but the account shall be the sole and exclusive property of Provider. Manager shall have no control over and shall not be authorized to make withdrawals from the Provider Lockbox Account. It shall, however, be a material breach of this Agreement by Provider to terminate the Manager’s ability to sweep the amounts received in the Provider Lockbox Account into the Operating Account as set forth in Section 3.1.5.

3.1.4 Non-Governmental Accounts Receivable. To collect and receive in Provider’s name and on Provider’s behalf, all payments from all accounts receivable that are not Government Receivables, and to take such measures as Manager determines are reasonable and appropriate to require the payment of such accounts including, but not limited to: (a) extending the time of payment of any such accounts for cash, credit or otherwise; (b) discharging or releasing the obligors of any such accounts; (c) assigning or selling at a discount such accounts to collection agencies; and (d) instituting any action, legal or otherwise, to enforce collection of such accounts.

3.1.5 Deposit in Bank Accounts. To the extent permitted by contract and applicable law, deposit all collection from payments and accounts receivable generated by billings and claims for reimbursement arising from sales of Wound Care Products, except Government Receivables, directly into a depository bank account in the name of Provider (the “Operating Account”) with banking institution(s) selected by Manager after consultation with Provider (the “Provider Bank”), which account is in the name of Provider to which Manager also has signature authority. Manager shall deposit, and use its best efforts to cause to be deposited all Government Receivables into the Provider Lockbox Account, which shall be in the name of and under the direction and control of Provider. Manager shall not deposit, and shall use its best efforts to cause to not be deposited, into the Provider Lockbox Account any payments other than payments on Government Receivables without the prior written consent of the Provider. If Manager directly receives any payments on Government Receivables, it shall remit such funds to the Provider Lockbox Account and send to the Provider or its designee clear copies of all remittance advices accompanying such payments or a notice of the amount received, if no remittance advice accompanies such payment. On a daily basis, or at such intervals as the Provider and Manager shall otherwise mutually agree, amounts received in the Provider Lockbox Account shall be swept or transferred into the Operating Account. Provider shall instruct the Provider Lockbox Account bank to institute such sweep function.

3.1.6 Management of Collections. Except with respect to Government Receivables, to take possession of and endorse in the name of Provider and deposit into the Operating Account any notes, checks, money orders, and any other instruments received as payment for Wound Care Products, including payment of accounts receivable.

3.1.7 Pledge; Collateral Security. Except with respect to Government Receivables, to pledge or offer the accounts receivable of Provider arising from sales of Wound Care Products and the proceeds thereof as collateral security for obligations of Manager that relate to Provider.

3.1.8 Endorsement Authority. Except relating to Government Receivables, to sign or endorse checks, drafts, bank notes or other instruments on behalf of Provider and deposit the same into the Operating Account, and to sign or endorse checks, drafts, bank notes or other instruments regarding Government Receivables on behalf of Provider and deposit the same into the Provider Lockbox Account, and make withdrawals and disbursements from the Operating Account for payments specified in this Agreement. Provider and Manager shall maintain true and accurate records of receipts and disbursements; and

3.1.9 Investment Authority.  To invest, pending withdrawal or disbursement under this Agreement, the funds in the Operating Account in such manner as Manager shall reasonably determine so long as such investments are in safe investment vehicles, such as a money market account or short-term paper.

Upon request of Manager, Provider shall execute and deliver to any third party designated by Manager any such additional documents or instruments as may be necessary to evidence or effect the power of attorney granted to Manager by Provider pursuant to this Section. The power of attorney granted pursuant to this Agreement shall be irrevocable except with Manager’s written consent. The irrevocable power of attorney shall expire on the later of: (a) the date on which this Agreement has been terminated; or (b) the date on which Provider pays, in full, to Manager all Management Fees due and owing from Provider to Manager.

3.2 Billing and Collection. Manager shall administer or arrange for the administration of the billing and collection from Payors of all invoices for Wound Care Products rendered by Provider in accordance with the power and authority granted by Provider to Manager pursuant to this Agreement. Manager shall provide such billing and collection services as are determined by Manager to be reasonably necessary to attempt to collect in a timely manner all charges resulting from Provider’s provision of Wound Care Products, and to minimize the amount of outstanding receivables and bad debt. Manager agrees to maintain internal accounting records of all billings. On behalf of and for the account of Provider, Manager shall establish and maintain credit and billing and collection policies and procedures.

3.3 Establishment of Fees. Manager shall assist Provider in establishing the commercially reasonable fees that Provider shall charge for all Wound Care Products offered for sale by Provider.

3.4 Reporting.  Manager shall provide Provider with billing and collection reports about Provider that Manager typically provides.

ARTICLE IV

RESPONSIBILITIES OF MANAGER

4.1 Scope and Performance of Management Services. During the Term of this Agreement, Manager shall provide to Provider the Management Services which shall include but shall not be limited to the administrative, business, management and support services, equipment, personnel and supplies described in this Article. Manager shall provide the Management Services in such a time frame, manner and quality as to allow Provider to comply with the standards of practice required under Utah and federal law for all Provider Professionals.

4.2 Lab Supplies. Manager shall procure, purchase and provide on behalf of Provider and at Provider’s expense all reasonable supplies, including biomedical supplies and laboratory equipment as may be permitted by law, requested by the Wound Care Business or consistent with guidelines adopted from time to time by Provider for the Wound Care Business. If Manager is prohibited by any applicable law from providing such supplies, Provider shall obtain them.

The ultimate oversight and supervision of and for all lab supplies is and shall remain the sole responsibility of Provider.

4.3 Laboratory Equipment: Financing, Replacement, Maintenance, Repair. Manager shall procure, finance or cause to be procured or financed for and on behalf of the Wound Care Business and at Provider’s expense, any laboratory equipment along with appropriate certification and/or accreditation as necessary for such equipment and make such replacements and upgrades of laboratory equipment as are reasonably requested by Provider. If Manager is prohibited from obtaining appropriate certifications or accreditations by federal or state law, Provider shall obtain such certifications and/or accreditations. Manager is responsible for such maintenance and repair of the laboratory equipment as is reasonably requested by Provider. Manager will consult with Provider as appropriate with respect to such issues.

4.4 Payment of Taxes and Fees.  Manager shall have the responsibility to pay or cause the payment of, for and on behalf of Provider: (a) all taxes, assessments, license fees and other charges assessed on personal property owned by Manager relating to the operation of the Wound Care Business; and (b) all other business taxes, licenses, permits or fees relating to Provider Headquarters or Wound Care Business other than those related to the professional licensure of Provider Professionals.

4.5 Insurance. Manager shall procure and maintain: (a) professional liability insurance covering Provider and Provider Professionals for products manufactured with commercially reasonable and prevailing levels of coverage on behalf of Provider at Provider’s expense; (b) adequate workers’ compensation liability insurance for Provider’s employees, including Provider Professionals, at Provider’s expense; and (c) a comprehensive general liability insurance policy covering the activities of Provider naming Manager, Manager’s employees, Provider and Provider Professionals as insureds at Provider’s expense.

4.6 Personnel.

4.6.1 Manager to Employ. Manager shall provide, employ or otherwise retain and be responsible for selecting, hiring, training, supervising, and terminating any and all unlicensed non-professional support personnel (“Support Personnel”) as determined by Manager, after consultation with Provider, to be necessary or appropriate for the efficient and proper operation of Provider Headquarters and the Wound Care Business with the goal of providing high quality personnel to the extent commercially reasonable. Manager shall have sole responsibility with respect to any such employees for determining salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or other withholding require by applicable law or governmental requirement.

4.6.2 Supervision of Support Personnel. Manager shall supervise any and all Support Personnel in performing all non-professional service functions. In addition, Manager shall provide for periodic review and evaluation, including input from Provider, of the performance of any such personnel and shall use reasonable efforts, as practicable, to reassign, terminate, or make rescheduling changes of Support Personnel who are incompatible with Provider Professionals.

4.6.3 Decisions Reserved to Manager. Manager, in consultation with Provider, shall make all hiring and firing decisions and all determinations as to wages, salaries, and compensation including, but not limited to, all determinations regarding the retention, promotion, demotion, awarding of bonuses, salary adjustments, and other matters affecting the terms and conditions of the employment of any and all Support Personnel in accordance with and subject to the personnel policies as may be adopted from time to time by Manager. Manager shall establish and implement staffing levels, work hours and shifts, and employee benefit programs in accordance with the policies developed by Manager. Manager shall also be solely responsible for recruiting, hiring and terminating all other Manager employees.

4.6.4 Non-Discrimination; Compliance; Reports and Disclosures. Manager shall establish and implement any and all employment policies, standards and practices in accordance with applicable provisions of local, state and federal law. In the event that any third party agreement or regulation requires reports or disclosures of Provider and its contractors, Manager, upon Provider’s request, shall make, execute and deliver such reports, disclosures or other written information, guarantees or assurances as may be reasonably required by Provider to assure timely compliance, subject to any confidentiality requirements imposed by law.

4.6.5 Distribution of Compensation and Bonuses to Provider Professionals. Manager, on behalf of Provider, shall administer or arrange for the administration of the payment of all compensation and remuneration to all Provider Professionals - WC including, without limitation, all applicable bonuses, vacation pay, sick leave, retirement benefits, social security and workers’ compensation in accordance with the applicable employment agreements and other contracts and agreements. Manager also shall administer or arrange for the administration of benefits for Provider, such as health and disability insurance, life insurance and similar benefits, as Manager determines are appropriate. Compensation and benefits for employees associated with the Non Wound Care Business shall be subject to approval of PTG, except to the extent that applicable regulations mandate that delivery of benefits to employees associated with the Wound Care Business be accompanied by delivery of benefits to employees associated with the Non Wound Care Business.

4.7 Other Services. Manager shall arrange for or render to Provider such accounting, legal and bookkeeping services as Manager shall reasonably determine are necessary and appropriate to the efficient and proper operation of Provider. Such accounting, legal and bookkeeping services shall include, without limitation, the maintenance, custody, and supervision of business records, papers, documents, ledgers, journals and reports relating to the business operations of Provider; the establishment, administration and implementation of accounting procedures, controls, forms and systems; the preparation of financial reports; the planning of the business operations of Provider; the payments of accounts payable and collection of accounts receivable, and the administration and payment of compensation and other remuneration payable to employees, contractors, or agents of Provider. Manager shall make any such records available to an agent of Provider for review or for copying, during regular business hours, upon Provider’s request. Manager shall not provide any services requested by or rendered to any employee or agent of Provider not directly related to the operations of Provider. Manager shall have no responsibility for rendering any tax advice or services or personal financial services to any Provider Professional or any other employee, contractor, or agent of Provider. Nothing in this Section 4.7 or elsewhere in this Agreement shall be deemed to make Manager responsible for any liability of Provider to employees or Provider Professionals associated with the Non Wound Care Business.

4.8 Performance of Management Services. Provider authorizes and directs Manager to perform Manager’s Management Services under this Agreement in whatever commercially reasonable manner Manager deems appropriate to meet the day-to-day requirements of the non-professional business functions of Provider in compliance with all applicable federal, state and local statutes, rules and regulations; provided, however, that Manager shall perform such services in a cost-effective and quality manner while maintaining the standards required under this Agreement.

4.9 Incurrence of Debt. Manager may cause Provider to incur trade debt as may be reasonable for the business of Provider to operate. Manager may not otherwise cause Provider to incur debt to fund Provider’s operations without Provider’s consent, which consent shall not be unreasonably withheld.

4.10 Biomedical Laboratories. Manager shall cause Provider to lease and shall maintain or arrange for the maintenance of, on behalf of Provider and at Provider’s expense, the Biomedical Laboratories.

ARTICLE V

RESPONSIBILITIES OF PROVIDER

5.1 Provision of Professional Services. Provider shall ensure that all Professional Services are carried out in accordance with applicable law and generally accepted scientific and professional practice and professionally recognized standards, including current and future prevailing community standards relating to the quality of professional services.

5.2 Additional Provider Professionals. Provider shall use its best efforts to provide any additional Provider Professionals and/or make scheduling changes required by the level of laboratory research activity anticipated by Provider in consultation with Manager.

5.3 Professional Standards. Provider shall require all Provider Professionals to meet certain performance and credentialing standards, as agreed upon with Manager. Provider and Manager acknowledge that all Professional Services shall be performed solely by Provider Professionals, as applicable, with all necessary direct supervision and control of and by Provider Professionals where applicable. Provider agrees to reassign (to the extent practicable) or terminate Provider Professionals who commit gross violations of Manager’s reasonable policies or commit a material breach of the terms of their agreement with Provider. Each Provider Professional shall be licensed to the full extent required by federal and Utah law. Provider and Provider Professionals shall at all times provide Professional Services in accordance with all ethical standards, laws and regulations applicable to their profession. Provider will cooperate with Manager in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with Professional Services rendered. If any disciplinary actions or professional liability actions are initiated against Provider or any Provider Professional, Provider shall immediately inform Manager of such action and the underlying facts and circumstances. Provider agrees to implement and maintain a program to monitor the quality of Professional Services performed by Provider Professionals, and Manager shall render administrative assistance to Provider on an as-requested basis to assist Provider in implementing and maintaining such program.

5.4 Payors. Provider and Manager, in consultation with one another, shall administer and negotiate all third party payor agreements, including without limitation, government Payors, distributors and sales agents.

5.5  Financing Transactions. Provider shall cooperate with Manager so that Manager can arrange necessary financing for Provider and for Manager relating to the Management Services provided by Manager to Provider.

5.6 Negative Covenants of Provider. During the Term, Provider shall not without Manager’s prior authorization or approval:

(a) cause, permit or propose any amendments to Provider’s Articles of Incorporation or Bylaws;

(b) enter into any partnership arrangement, joint venture, reorganization, merger, consolidation, complete liquidation or dissolution of Provider, regardless of whether Provider would be the surviving entity of such transaction;

(c) enter into any contract, agreement or understanding, whether oral or written, with any person or entity, including without limitation, any modification, amendment or supplement to any employment agreement, professional services agreement or any lease of real or personal property;

(d) incur any indebtedness or expense, or guarantee any such indebtedness or expense, including without limitation any Manager Expense or Provider Expense;

(e) commence any litigation or similar proceeding against any person or entity other than in connection with the defense of any claim arising out of the provision of Professional Services by a Provider Professional, provided that Provider shall consult with Manager prior to initiating any such defense;

(f) increase the salary, bonus, bonus structure, employee benefit or fringe benefit package of any Provider Professional - WC employed by Provider, or adopt any other compensation or benefit plan applicable to employees of Provider Headquarters of the Wound Care Business;

(g) sell, lease, license, encumber or otherwise dispose of any properties or assets of Provider other than in the ordinary course of business or as permitted pursuant to Article IV of the Operations Agreement;

(h) establish any depository, money market, investment or other account at a bank or other financial institution unless concurrently with establishing such account Provider grants to Manager a power of attorney as provided for in Section 3.1;

(i) revalue any of Provider’s assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(j) make or change any election in respect of any federal, state, county or municipal tax or assessment, adopt or change any accounting method in respect of any such taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(k) file a petition commencing a voluntary case under Section 301 of Title 11 of the United States Code or commence a case or proceeding under any other similar federal or Utah law for the relief of debtors seeking the adjustment, restructuring or discharge of the debts of Provider, or the liquidation of Provider, including, without limitation, the making by Provider of an assignment for the benefit of creditors, or the taking of any corporate action by Provider in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(l) consent, fail to timely object to the entry of, or fail to seek the stay and dismissal of, an order or relief relating to any petition commencing an involuntary case under Section 303 of Title 11 of the United States Code or commencing a case or proceeding under any other similar federal or Utah law for the relief of debtors against Provider which seeks the adjustment, restructuring or discharge of the debts of Provider, or the liquidation of Provider; and

(m) otherwise take any action that would impair or interfere with Manager’s ability to present the financial statements of Manager and Provider on a consolidated basis in accordance with regular accounting practices.

5.7 Organization and Operation. Provider, as a continuing condition of Manager’s obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Professional Services in a manner consistent with all applicable state and federal laws. Provider shall operate and maintain within Utah a full time practice of performing Professional Services and shall maintain and enforce each of its employment agreements, independent contractor or leasing agreements with any Provider Professionals – WC or with any staffing or leasing company providing the services of such Provider Professionals - WC to Provider. Provider shall not terminate the employment agreements, independent contractor arrangements, or leasing agreements of any Provider Professional – WC nor amend or modify the employment agreements, independent contractor arrangements or leasing agreements with any Provider Professionals - WC or with any staffing or leasing company providing the services of such Provider Professionals – WC to Provider in any material manner or waive any material rights of Provider thereunder without the prior approval of Manager.

5.8 Non-Competition. Provider shall cause each of its Provider Professionals - WC to enter into a restrictive covenant agreement prohibiting the Provider Professional – WC from competing with Provider and Manager in the form directed by Manager.

5.9 Person of Primary Responsibility. Provider, in consultation with Manager, shall designate a professionally qualified individual to oversee the clinical aspects of Provider’s Biomedical Laboratories, which shall include those responsibilities typical of a Person of Primary Responsibility. The Person of Primary Responsibility shall also perform those administrative responsibilities not directly performed by Manager, in consultation with Manager and its affiliates.

ARTICLE VI

MANAGEMENT FEE

6.1 Management Fee. As compensation for the Management Services provided by Manager to Provider pursuant to the terms and conditions of this Agreement, Provider shall pay Manager a management fee (the “Management Fee”) in an amount equal to the sum of:

(a) Manager Expenses; plus

(b) the Flat Monthly Fee.

6.2 Payment of Expenses; Management Fee.

6.2.1 Priority of Payments. Manager shall apply any cash available in the Operating Account to pay Manager Expenses and Provider Expenses in a reasonable, customary and timely manner. Manager shall also pay compensation of Provider Professionals – WC. in a reasonable, customary and timely manner.

6.2.2 Management Fee Payment. At any time during the Term, Manager may withdraw from the Operating Account up to an amount equal to the amount of Management Fee from the current month not yet paid by Provider to Manager.

6.3 Advance. During the Term of this Agreement, Manager shall make advances to Provider which Manager, in the exercise of its sole discretion, deems necessary for the payment of Provider Expenses and the Management Fee, and Manager shall be repaid such advances, without interest, at such time as there are sufficient funds for repayment.

6.4  Security Interest. Except with respect to Government Receivables and the Provider Lockbox Account, subject to anti-assignment provisions of state or federal law, Provider hereby grants Manager a security interest in and a first priority lien on all of Provider’s assets (tangible and intangible), including its accounts, payment intangibles, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property and any other assets (collectively, the “Collateral”) to secure the payment by Provider of all obligations and liabilities owed by Provider to Manager, including without limitation the Management Fee.

Provider and PTG shall execute such further documents and instruments as may be deemed necessary or desirable by Manager, in Manager’s sole discretion, to effect the provisions of this section. Provider authorizes Manager without any further consent of Provider, at any time and from time to time, to file or record financing statements, amendments thereto, and other filings or documents with respect to the Collateral in such form as Manager determines to be appropriate to perfect or continue or maintain the perfection of the security interests granted under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor whether now existing or hereafter acquired” or similar words.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. This Agreement will commence on the Effective Date and will continue for term of five (5) years, unless terminated sooner as provided herein (the “Term”).

7.2 Termination.

7.2.1 Abandonment or Reversion. In the event of an “Abandonment” or a “Reversion”, each as defined in Section II of the Operations Agreement, this Agreement will terminate automatically on the earlier of (a) the effective date of PTG’s Notice of Reversion or (b) forty-five days after the effective date of Healthtech’s Notice of Abandonment.

7.2.2 Termination by Manager. Manager may terminate this Agreement “for cause” in the event that Provider materially defaults in the performance of any of its material duties or obligations under this Agreement, and such default continues for thirty (30) days after Provider receives notice of the default, specifying the nature and extent of such default; provided, however, that if such default is not cured within thirty (30) days, but is capable of being cured within a reasonable period of time in excess of thirty (30) days, then a default shall not occur if the Provider commences the cure of such default within the first thirty (30) day period and thereafter diligently and in good faith continues to cure such default to completion.

7.2.3 Termination by Provider. Provider may terminate this Agreement “for cause” if Manager materially defaults in the performance of any of its material obligations under this Agreement and such default continues for thirty (30) days after Manager receives notice of the default, specifying the nature and extent of such default; provided, however, that if such default is not cured within thirty (30) days, but is capable of being cured within a reasonable period of time in excess of thirty (30) days, then a default shall not occur if the Manager commences the cure of such default within the first thirty (30) day period and thereafter diligently and in good faith continues to cure such default to completion. Provider shall not be able to terminate this Agreement or Manager’s services hereunder other than “for cause.”

7.2.4 Legislative, Regulatory or Administrative Change. In the event there shall be a change in the federal or Utah statutes, case law, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or state legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new management service arrangement or basis for compensation for the management services furnished pursuant to this Agreement that complies with applicable law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change.

7.3 Post Termination. Upon termination of this Agreement:

7.3.1 Confidential Information. Provider shall immediately discontinue the use of and shall promptly return all Confidential Information associated with or respecting Manager in Provider’s possession, to Manager. Manager shall immediately discontinue the use of and shall promptly return all Confidential Information associated with or respecting Provider in Manager’s possession to Provider.

7.3.2 Software. Provider shall immediately cease to use and, within thirty (30) calendar days after termination, return to Manager any software, technology and electronic medical record services arranged for or provided by Manager, together with all related documentation and any copies thereof.

7.3.3 Access to Clinical Records. Subject to any applicable medical ethics limitations and all other limitations and requirements imposed by law, each of the parties shall provide to the other access, at all reasonable times and upon reasonable request, to records relating to Provider for all legal purposes, including internal recordkeeping and legal compliance, as required in response to legal or administrative processes, and for all other lawful purposes for a period not shorter than the applicable statute of limitations for any claim which may be asserted against Manager or Provider arising from or pursuant to this Agreement. This provision shall survive termination of this Agreement.

7.3.4  Continuing Obligations. Neither party shall have any further obligations hereunder except for: (a) obligations accruing prior to the date of termination, including, without limitation, payment by Provider to Manager of the Management Fee relating to services provided prior to the termination of this Agreement, and (b) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term and survive the expiration or termination of this Agreement. In effectuating the provisions of this Section 7.3.4, Provider specifically acknowledges and agrees that Manager shall continue to collect and receive all cash collections from accounts receivable in existence at the time this Agreement is terminated, it being understood that such cash collections will represent, in part, compensation to Manager for Management Services already rendered.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Provider’s Representations and Warranties. Provider represents and warrants to Manager as follows:

8.1.1 Organization and Good Standing. Provider is a corporation duly organized, validly existing and in good standing under the laws of Utah. Provider has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

8.1.2 Power and Authority; No Violations. Provider has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by its pursuant to this Agreement, and has taken all actions required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and will not, violate any provisions of the Articles of Incorporation or Bylaws of Provider or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Provider is party, or by which it is bound. This Agreement has been duly executed and delivered by Provider and constitutes the legal, valid and binding obligation of Provider, enforceable in accordance with its terms.

8.1.3 Professional Liability. As of the date of the execution and delivery of this Agreement, each Provider Professional, as applicable, has never: (a) had his or her license to provide professional services in any state suspended, relinquished, terminated, restricted or revoked; or (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board.

8.2 Manager’s Representations and Warranties. Manager represents and warrants to Provider as follows:

8.2.1 Organization and Good Standing. Manager is a limited liability company organized and validly existing and in good standing under the laws of the State of Utah.

8.2.2 Power and Authority; No Violations. Manager has all necessary power to execute, deliver and perform this Agreement and all agreements executed and delivered by Manager pursuant to this Agreement, and has taken all actions required by law, its articles of organization, its operating agreement or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and any related agreements executed and delivered pursuant to this Agreement, do not and will not, violate any provisions of the articles of organization or operating agreement of Manager or any provisions of, or result in acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Manager is a party or is bound or violate any restrictions of any kind to which Manager is subject. This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligations of Manager, enforceable against Manager in accordance with its terms.

ARTICLE IX

COMPLIANCE WITH REGULATIONS

Manager and Provider agree to generate such records and make such disclosures as may be required, from time to time, with respect to the rendition of services hereunder, in order to assure that both parties will be able to meet all requirements for participation and payment associated with all third party payor programs and payers for the reimbursement and payment for all Wound Care Products sold by Provider, all in compliance with applicable law. If either party is requested to disclose books, documents, or records, it shall notify the other party of the nature and scope of such request and each party shall make available, upon written request of the other, all such books, documents and records, during such party’s regular business hours. The parties shall comply with all requirements of law, including confidentiality requirements, in connection with any disclosures.

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ARTICLE X

INDEPENDENT RELATIONSHIP

10.1 Independent Contractor Status. Provider and Manager acknowledge and agree that they are at all times acting and performing under this Agreement as independent contractors. Manager shall neither have nor exercise any control or direction over the methods by which Provider or Provider Professionals provide Professional Services in a competent, efficient and satisfactory manner within the scope of their respective licenses. In its management role, Manager will have only an obligation to exercise its best efforts in the performance of the Management Services. Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of Provider. Each party shall be solely responsible for compliance with all Utah and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statues regarding their respective employees, agents and servants.

10.2 Indemnification. Provider shall indemnify, defend and hold harmless Manager, its officers, managers, members and agents from and against any and all claims, causes of action, or any liability whatsoever arising out of or related to the Professional Services provided by Provider and/or its Provider Professionals. Manager shall indemnify defend and hold harmless Provider, its officers, directors and shareholders from and against any and all claims, causes of action, or any liability whatsoever arising out of or related to the Management Services provided by Manager.

10.3 Restructuring to Preserve Agreement. If any court or regulatory authority shall determine that the independent contractor relationship established hereby violates any statutes,rules or regulations (or in the event that either Manager or Provider, in good faith, determines that there is a material risk that such a determination would be made by any court or regulatory authority), the parties will negotiate in good faith to enter into an arrangement between Manager, Provider and the then-current Provider Professionals which substantially preserves for the parties the relative economic benefits of this Agreement.

10.4 Financial Records. Manager shall have primary responsibility for creating and maintaining all financial records relating to the operations of Provider Headquarters and the Wound Care Business. The maintenance and management of all files and records shall comply with all applicable federal, Utah and local statutes, laws, rules and regulations. Provider and Manager agree to execute all necessary agreements or addendums to this Agreement for purposes of compliance with all applicable law. Manager shall give Provider full access to all financial records relating to Provider during reasonable business hours and upon adequate notice.

10.5 Records and Reports. Provider shall assist Manager and, where required by law or by legal process, provide access to records and information regarding the operation of the Biomedical Laboratories. Consistent with all applicable federal, Utah and local statutes, rules and regulations and medical ethical standards, Provider shall give Manager full access to all of its biomedical and financial records during regular business hours and upon adequate notice as necessary for Manager to provide the Management Services. Manager shall maintain the confidentiality of all such information in accordance with applicable law. In the event that any regulation requires reports or disclosures of Provider or Manager and its contractors, upon request, Provider or Manager, as applicable, shall make, execute and deliver such reports, disclosures or other written information, certifications or assurances as may be reasonably required to assure timely compliance, subject to any confidentiality requirements imposed by law.

ARTICLE XI

CONFIDENTIAL INFORMATION

11.1  Prohibited Disclosure. At no time during the Term of this Agreement or after the date that this Agreement shall terminate shall PTG or Provider or Provider Professionals or any other employees or agents of PTG or Provider, disclose to anyone, other than its attorneys, accountants, or other financial advisors, any financial or proprietary information (the “Confidential Information”) of Manager or of Provider. PTG and Provider each agrees that it will not disclose any Confidential Information of Manager without Manager’s express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Manager, and PTG and Provider will keep the Confidential Information of Manager confidential and will ensure that its advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that Provider may disclose Confidential Information to those of its representatives who need to know Confidential Information for the purposes of this Agreement, provided that Provider shall inform its representatives of the confidential nature of the Confidential Information. PTG and Provider agree to be responsible for any breach of this Section by its advisors or representatives. This provision shall survive termination of this Agreement.

11.2 Procedures; Required Disclosures. If Provider is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of this Agreement, it will provide Manager with prompt notice thereof and copies, if possible, and, if not, a description of the Confidential Information requested or required to be produced so that Manager may seek an appropriate protective order or waive compliance with the provisions of this Article XI. Provider further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder, Provider is nonetheless, in the written opinion of its legal counsel: (a) compelled to disclose or produce Confidential Information to any tribunal; (b) at risk of liability for any actions relating to contempt or for any censure or penalty; such disclosing party may disclose or produce such Confidential Information to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that Provider shall give Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

11.3 Remedies. Provider acknowledges that if it or any of its shareholders, employees or agents violates the provisions of this Article, money damages shall be an inadequate remedy, and it agrees that Manager shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of Provider’s obligation hereunder.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if emailed, hand delivered or sent by overnight express, charges prepaid and properly addressed, written receipt required, to the respective party to whom such notice relates at the following addresses:

If to Provider:

Predictive Biotech, Inc.

615 Arapeen Drive, Suite 300

Salt Lake City, UT 84108

Email: brobinson@predtechgroup.com

If to Manager:

Healthtech Management Services, LLC

181 Dante Avenue

Tuckahoe, NY 10707

Email: info@hltt.tech

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when received in fact or one business day after delivery to the overnight courier.

12.2 Additional Acts. Each party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

12.3 Assignment. Manager may assign this Agreement, and any duties or responsibilities under this Agreement, to any affiliate of Manager. Provider shall not assign this Agreement, nor any duties or responsibilities under this Agreement, without the written consent of Manager.

12.4 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Utah.

12.5 Severability. Each provision of this Agreement shall be considered severable, and if for any reason a provision or provisions in this Agreement are determined to be invalid and contrary to any existing or future law such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

12.6 Modifications. This instrument contains the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated by this Agreement. This Agreement may only be amended by written agreement of Manager and Provider.

12.7 Counterparts. This Agreement may be executed in several counterparts, including by facsimile or PDF, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

12.8 Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties, and their successors and permitted assigns. Subject to the foregoing sentence, no person not a party to this Agreement shall have any right under or by virtue of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HEALTHTECH MANAGEMENT SERVICES, LLC

By: _________________________________________

Manuel E. Iglesias, Manager

PREDICTIVE BIOTECH, INC.

By: _________________________________________

Bradley C. Robinson, CEO

PREDICTIVE TECHNOLOGY GROUP, INC.

By: _________________________________________

Bradley C. Robinson, CEO

MANAGEMENT SERVICES AGREEMENT: CELLSURE

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into to be effective as of the 18th day of January, 2022 (“Effective Date”) by and among Healthtech Management Services, LLC, a Utah limited liability company (“Manager”), Cellsure, LLC, a Utah limited liability company (“Provider”) and Predictive Technology Group, Inc., a Nevada corporation (“PTG”)

WITNESSETH:

WHEREAS, Manager is in the business of providing comprehensive medical and business management support services including but not limited to the back office functions of billing and coding, and administration of licensed medical facilities;

WHEREAS, Provider is a corporation wholly-owned by PTG, and is engaged in collection, cryopreservation, and distribution to research facilities of stem cells and amniotic tissue; and

WHEREAS, Provider desires to focus its energies, expertise and time on the practice of providing professional services, and to accomplish this goal it desires to delegate the increasingly more complex business non-professional functions to Manager.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Manager and Provider agree as follows:

DEFINITIONS

1.1 “Asset Purchase Agreement” shall mean the Asset Purchase Agreement among Healthtech Solutions, Inc., Healthtech Wound Care, Inc., Provider and PTG dated January 18, 2022.

1.2 ” Biorepository” shall mean the facilities for cryopreservation of stem cells and amniotic tissue maintained and operated by Provider.

1.3 “Confidential Information” shall have the meaning set forth in Section 11.1 of this Agreement.

1.4 “Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.5 “Flat Monthly Fee” shall mean One Dollar.

1.6 “Management Fee” shall have the meaning set forth in Section 6.1 of this Agreement.

1.7 “Management Services” shall mean the comprehensive business management, administration and support services relating to the non-professional business functions and affairs of Provider that Manager shall provide to or for the benefit of Provider, including, without limitation, the provision of equipment, furniture, fixtures, supplies, support services, non-professional personnel, office space, management, administration, financial record keeping and reporting, filing, scheduling, and other business office services all as more fully described in this Agreement.

1.8 “Manager Expenses” shall mean those certain costs and expenses incurred by Manager indirectly allocable to Provider which Manager shall, in order to fairly and accurately reflect Manager’s expenses incurred for the benefit of Provider, allocate to Provider pursuant to such reasonable allocation methodology as Manager shall determine from time to time.  Manager Expenses shall not include any cost or expense that is a Provider Expense.  Without limitation, Manager Expenses shall include Provider’s allocable share of all of the costs and expenses of Manager incurred in connection with each of the following Manager support functions: (a) human resources; (b) operations; (c) maintenance of Biorepository operations; (d) IT; and (e) such other support functions that Manager may provide to Provider from time to time.

1.9 “Operating Account” shall have the meaning set forth in Section 3.1.5 of this Agreement.

1.10 “Payor(s) ” shall mean any Person(s) that, on its own account or by obligation to a third party, pays or reimburses Provider for Cells sold and delivered, including any public or privately sponsored Person that pays or reimburses for healthcare products.

1.11 “Person” shall mean any natural person, corporation, partnership, limited liability company or other business structure recognized as a separate legal entity.

1.12 “Professional Services” shall mean services that licensed or registered Provider Professionals perform in connection with Provider’s biomedical activities.

1.13 “Provider Lockbox Account” shall have the meaning set forth in Section 3.1.4 of this Agreement.

1.14 “Provider Bank” shall have the meaning set forth in Section 3.1.5 of this Agreement.

1.15 “Provider Expenses” shall mean all of those certain costs and expenses authorized and approved by Manager and incurred by Provider and/or Manager directly for the benefit of Provider and for which Provider, and not Manager, is financially liable, including without limitation, Provider Professional  salaries, bonuses, and benefits, and all general, administrative, certain selling and marketing expenses of  Provider, expenses for medical supplies, interest and other direct costs and expenses incurred by or on behalf of Provider approved by Manager and such other expenses as Manager shall designate from time to time to fairly and accurately reflect expenses incurred by Provider and/or Manager directly for the benefit of Provider.  In the event that Manager incurs third party indebtedness, including pursuant to a bank facility, to fund Provider Expenses, Provider agrees to act as a co-borrower of such indebtedness.

1.16 “Provider Professionals” shall mean collectively all licensed personnel including but not limited to, collaborating and supervising biologists, chemists, physicians, and other scientists, statisticians and technicians who are employed by or professionally retained by or affiliated with Provider, all of whom are licensed as required and qualified to provide professional services in the State of Utah.

1.17 “Storage” shall mean the cryopreservation of placenta and stem cells by Provider in the Biorepository pursuant to contracts with Storers.

1.18 “Storers” shall mean individuals who subscribe to Provider’s placenta and stem cell storage services.

1.19 “Support Personnel” shall have the meaning set forth in Section 4.6.1 of this Agreement.

1.20 “Term” shall have the meaning set forth in Section 7.1 of this Agreement.

1.21 “Cells” shall mean stem cells and amniotic tissue delivered by Provider commercially to research laboratories.

ARTICLE II

APPOINTMENT AND AUTHORITY OF MANAGER

2.1 Appointment and Authority of Manager.  Provider appoints and engages Manager as Provider’s sole and exclusive agent for the management and administration of the business functions and business affairs of Provider, and Manager accepts such appointment and engagement.  Provider delegates, grants and conveys to Manager sole responsibility and commensurate authority to provide Management Services for Provider.  Provider expressly authorizes Manager to provide the Management Services in any reasonable manner Manager deems appropriate to meet the day-to-day requirements of the business functions of Provider while also promoting the best interests of Provider.

2.2 Professional Services; Compliance with Laws.  Manager and Provider intend and desire that this Agreement, and any policies, rules or procedures of Manager or Provider promulgated in accordance with or pursuant to this Agreement, shall comply with all applicable federal, state, and local laws, regulations, and rules, as well as the rules and regulations of any regulatory body or authority of competent jurisdiction regarding: (a) the provision of professional healthcare services; (b) utilization of manufacturing “best practices” for medical research projects; and (c) the pursuit by the licensing professional of independent professional judgment in the operation of the Biorepository.

ARTICLE III

BILLING AND COLLECTION

3.1 Appointment as Agent; Power of Attorney.  Subject to the terms of this Section 3.1, Provider appoints Manager, for the Term of this Agreement and to the extent necessary beyond that Term to complete any and all billing and collection work accrued as of the termination date, as Provider’s exclusive true and lawful agent and attorney-in-fact. Provider grants to Manager an exclusive and irrevocable power of attorney to act for Provider and in Provider’s name (in any way Provider could act) with respect to all matters related to the management and administration of the business functions and business affairs of Provider.  Manager accepts such exclusive and irrevocable power of attorney and appointment.  Manager will have authority to exercise all of the power granted to Manager as the agent for Provider in the name of Provider with respect to all of Provider’s interests covered by the granted power.  Manager acknowledges that it is at risk regarding the profitability and/or loses incurred by Provider during the term of this agreement to the extent of the Management Fee. Manager may act through itself in person or through others reasonably employed by Manager for that purpose, and will have authority to sign and deliver all instruments, negotiate and enter into all agreements, and do all other acts reasonably necessary to implement the exercise of the powers granted to Manager. Manager’s powers and responsibilities shall include but not limited to the following authority and duty:

3.1.1 Accounts; Deposit & Withdrawal.  Except with respect to Government Receivables and the Provider Lockbox Account (both as defined below), to open, close, continue and control accounts and deposits at financial institutions (which includes, without limitation, any and all banks) and deposit in and withdraw from and write checks on such accounts and deposits, and, in general, exercise all powers with respect to financial institution transactions which Provider could engage in.

3.1.2 Billing.  To bill in the Provider’s name or on Provider’s behalf (a) pursuant to all agreements by Provider with Storers and (b) for all Cells provided to Payors, in compliance with applicable law.

3.1.3 Governmental Receivables.  To collect all amounts due from any government agency by reason of sale of Cells (“Government Receivables”), and to receive and administer all payments from all Government Receivables in the Provider’s name and on the Provider’s behalf, and to deposit such amounts in a bank account in the Provider’s name (“Provider Lockbox Account”).  The Provider Lockbox Account may be established for Provider by Manager but the account shall be the sole and exclusive property of Provider.  Manager shall have no control over and shall not be authorized to make withdrawals from the Provider Lockbox Account.  It shall, however, be a material breach of this Agreement by Provider to terminate the Manager’s ability to sweep the amounts received in the Provider Lockbox Account into the Operating Account as set forth in Section 3.1.5.

3.1.4 Non-Governmental Accounts Receivable.  To collect and receive in Provider’s name and on Provider’s behalf, all payments from all accounts receivable that are not Government Receivables, and to take such measures as Manager determines are reasonable and appropriate to require the payment of such accounts including, but not limited to: (a) extending the time of payment of any such accounts for cash, credit or otherwise; (b) discharging or releasing the obligors of any such accounts; (c) assigning or selling at a discount such accounts to collection agencies; and (d) instituting any action, legal or otherwise, to enforce collection of such accounts.

3.1.5 Deposit in Bank Accounts.  To the extent permitted by contract and applicable law, deposit all collection from payments and accounts receivable generated by billings and claims for reimbursement except Government Receivables directly into a depository bank account in the name of Provider (the “Operating Account”) with banking institution(s) selected by Manager after consultation with Provider (the “Provider Bank”), which account is in the name of Provider to which Manager also has signature authority.  Manager shall deposit, and use its best efforts to cause to be deposited all Government Receivables into the Provider Lockbox Account, which shall be in the name of and under the direction and control of Provider.  Manager shall not deposit, and shall use its best efforts to cause to not be deposited, into the Provider Lockbox Account any payments other than payments on Government Receivables without the prior written consent of the Provider.  If Manager directly receives any payments on Government Receivables, it shall remit such funds to the Provider Lockbox Account and send to the Provider or its designee clear copies of all remittance advices accompanying such payments or a notice of the amount received, if no remittance advice accompanies such payment.  On a daily basis, or at such intervals as the Provider and Manager shall otherwise mutually agree, amounts received in the Provider Lockbox Account shall be swept or transferred into the Operating Account.  Provider shall instruct the Provider Lockbox Account bank to institute such sweep function.

3.1.6 Management of Collections.  Except with respect to Government Receivables, to take possession of and endorse in the name of Provider and deposit into the Operating Account any notes, checks, money orders, and any other instruments received as payment for Cells or for Storage, including payment of accounts receivable.

3.1.7 Pledge; Collateral Security.  Except with respect to Government Receivables, to pledge or offer the accounts receivable of Provider and the proceeds thereof as collateral security for obligations of Manager that relate to Provider.

3.1.8 Endorsement Authority.  Except relating to Government Receivables, to sign or endorse checks, drafts, bank notes or other instruments on behalf of Provider and deposit the same into the Operating Account, and to sign or endorse checks, drafts, bank notes or other instruments regarding Government Receivables on behalf of Provider and deposit the same into the Provider Lockbox Account, and make withdrawals and disbursements from the Operating Account for payments specified in this Agreement.  Provider and Manager shall maintain true and accurate records of receipts and disbursements; and

3.1.9 Investment Authority.  To invest, pending withdrawal or disbursement under this Agreement, the funds in the Operating Account in such manner as Manager shall reasonably determine so long as such investments are in safe investment vehicles, such as a money market account or short-term paper.

Upon request of Manager, Provider shall execute and deliver to any third party designated by Manager any such additional documents or instruments as may be necessary to evidence or effect the power of attorney granted to Manager by Provider pursuant to this Section. The power of attorney granted pursuant to this Agreement shall be irrevocable except with Manager’s written consent.  The irrevocable power of attorney shall expire on the later of: (a) the date on which this Agreement has been terminated; or (b) the date on which Provider pays, in full, to Manager all Management Fees due and owing from Provider to Manager.

3.2 Billing and Collection.  Manager shall administer or arrange for the administration of the billing and collection from Payors of all invoices for Cells or Storage rendered by Provider in accordance with the power and authority granted by Provider to Manager pursuant to this Agreement.  Manager shall provide such billing and collection services as are determined by Manager to be reasonably necessary to attempt to collect in a timely manner all charges resulting from Provider’s provision of Cells and Storage, and to minimize the amount of outstanding receivables and bad debt.  Manager agrees to maintain internal accounting records of all billings. On behalf of and for the account of Provider, Manager shall establish and maintain credit and billing and collection policies and procedures.

3.3 Establishment of Fees.  Manager shall assist Provider in establishing the commercially reasonable fees that Provider shall charge for Storage and for Cells.

3.4 Reporting.  Manager shall provide Provider with billing and collection reports about Provider that Manager typically provides.

ARTICLE IV

RESPONSIBILITIES OF MANAGER

4.1 Scope and Performance of Management Services.  During the Term of this Agreement, Manager shall provide to Provider the Management Services which shall include but shall not be limited to the administrative, business, management and support services, equipment, personnel and supplies described in this Article.  Manager shall provide the Management Services in such a time frame, manner and quality as to allow Provider to comply with the standards of practice required under Utah and federal law for all Provider Professionals.

4.2 Biorepository Supplies. Manager shall procure, purchase and provide on behalf of Provider and at Provider’s expense all reasonable supplies, including biomedical supplies and laboratory equipment as may be permitted by law, requested by the Provider or consistent with guidelines adopted from time to time by Provider.  If Manager is prohibited by any applicable law from providing such supplies, Provider shall obtain them.  The ultimate oversight and supervision of and for all Biorepository supplies is and shall remain the sole responsibility of Provider.

4.3 Biorepository Equipment: Financing, Replacement, Maintenance, Repair.  Manager shall procure, finance or cause to be procured or financed for and on behalf of the Provider and at Provider’s expense, any equipment along with appropriate certification and/or accreditation as necessary for such equipment and make such replacements and upgrades of Biorepository equipment as are reasonably requested by Provider.  If Manager is prohibited from obtaining appropriate certifications or accreditations by federal or state law, Provider shall obtain such certifications and/or accreditations. Manager is responsible for such maintenance and repair of the Biorepository equipment as is reasonably requested by Provider.  Manager will consult with Provider as appropriate with respect to such issues.

4.4 Payment of Taxes and Fees.  Manager shall have the responsibility to pay or cause the payment of, for and on behalf of Provider:  (a) all taxes, assessments, license fees and other charges assessed on personal property owned by Manager relating to the operation of the Provider; and (b) all other business taxes, licenses, permits or fees relating to Provider other than those related to the professional licensure of Provider Professionals.

4.5 Insurance. Manager shall procure and maintain: (a) professional liability insurance covering Provider and Provider Professionals for services provided with commercially reasonable and prevailing levels of coverage on behalf of Provider at Provider’s expense; (b) adequate workers’ compensation liability insurance for Provider’s employees, including Provider Professionals, at Provider’s expense; and (c) a comprehensive general liability insurance policy covering the activities of Provider naming Manager, Manager’s employees, Provider and Provider Professionals as insureds at Provider’s expense.

4.6 Personnel.

4.6.1 Manager to Employ. Manager shall provide, employ or otherwise retain and be responsible for selecting, hiring, training, supervising, and terminating any and all unlicensed non-professional support personnel (“Support Personnel”) as determined by Manager, after consultation with Provider, to be necessary or appropriate for the efficient and proper operation of Provider with the goal of providing high quality personnel to the extent commercially reasonable.  Manager shall have sole responsibility with respect to any such employees for determining salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or other withholding require by applicable law or governmental requirement.

4.6.2 Supervision of Support Personnel.  Manager shall supervise any and all Support Personnel in performing all non-professional service functions.  In addition, Manager shall provide for periodic review and evaluation, including input from Provider, of the performance of any such personnel and shall use reasonable efforts, as practicable, to reassign, terminate, or make rescheduling changes of Support Personnel who are incompatible with Provider Professionals.

4.6.3 Decisions Reserved to Manager.  Manager, in consultation with Provider, shall make all hiring and firing decisions and all determinations as to wages, salaries, and compensation including, but not limited to, all determinations regarding the retention, promotion, demotion, awarding of bonuses, salary adjustments, and other matters affecting the terms and conditions of the employment of any and all Support Personnel in accordance with and subject to the personnel policies as may be adopted from time to time by Manager.  Manager shall establish and implement staffing levels, work hours and shifts, and employee benefit programs in accordance with the policies developed by Manager.  Manager shall also be solely responsible for recruiting, hiring and terminating all other Manager employees.

4.6.4 Non-Discrimination; Compliance; Reports and Disclosures.  Manager shall establish and implement any and all employment policies, standards and practices in accordance with applicable provisions of local, state and federal law.  In the event that any third-party agreement or regulation requires reports or disclosures of Provider and its contractors, Manager, upon Provider’s request, shall make, execute and deliver such reports, disclosures or other written information, guarantees or assurances as may be reasonably required by Provider to assure timely compliance, subject to any confidentiality requirements imposed by law.

4.6.5 Distribution of Compensation and Bonuses to Provider Professionals.  Manager, on behalf of Provider, shall administer or arrange for the administration of the payment of all compensation and remuneration to all Provider Professionals including, without limitation, all applicable bonuses, vacation pay, sick leave, retirement benefits, social security and workers’ compensation in accordance with the applicable employment agreements and other contracts and agreements.  Manager also shall administer or arrange for the administration of benefits for Provider, such as health and disability insurance, life insurance and similar benefits, as Manager determines are appropriate.

4.7 Other Services.  Manager shall arrange for or render to Provider such accounting, legal and bookkeeping services as Manager shall reasonably determine are necessary and appropriate to the efficient and proper operation of Provider.  Such accounting, legal and bookkeeping services shall include, without limitation, the maintenance, custody, and supervision of business records, papers, documents, ledgers, journals and reports relating to the business operations of Provider; the establishment, administration and implementation of accounting procedures, controls, forms and systems; the preparation of financial reports; the planning of the business operations of Provider; the payments of accounts payable and collection of accounts receivable, and the administration and payment of compensation and other remuneration payable to employees, contractors, or agents of Provider.  Manager shall make any such records available to an agent of Provider for review or for copying, during regular business hours, upon Provider’s request. Manager shall have no responsibility for rendering any tax advice or services or personal financial services to any Provider Professional or any other employee, contractor, or agent of Provider.

4.8 Performance of Management Services. Provider authorizes and directs Manager to perform Manager’s Management Services under this Agreement in whatever commercially reasonable manner Manager deems appropriate to meet the day-to-day requirements of the non-professional business functions of Provider in compliance with all applicable federal, state and local statutes, rules and regulations; provided, however, that Manager shall perform such services in a cost-effective and quality manner while maintaining the standards required under this Agreement.

4.9 Incurrence of Debt. Manager may cause Provider to incur trade debt as may be reasonable for the business of Provider to operate. Manager may not otherwise cause Provider to incur debt to fund Provider’s operations without Provider’s consent, which consent shall not be unreasonably withheld.

4.10 Biorepository.  Manager shall cause Provider to lease and shall maintain or arrange for the maintenance of, on behalf of Provider and at Provider’s expense, the Biorepository.

ARTICLE V

RESPONSIBILITIES OF PROVIDER

5.1 Provision of Professional Services.  Provider shall ensure that all Professional Services are carried out in accordance with applicable law and generally accepted scientific and professional practice and professionally recognized standards, including current and future prevailing community standards relating to the quality of professional services.

5.2 Additional Provider Professionals.  Provider shall use its best efforts to provide any additional Provider Professionals and/or make scheduling changes required by the level of business activity anticipated by Provider in consultation with Manager.

5.3 Professional Standards.  Provider shall require all Provider Professionals to meet certain performance and credentialing standards, as agreed upon with Manager. Provider and Manager acknowledge that all Professional Services shall be performed solely by Provider Professionals, as applicable, with all necessary direct supervision and control of and by Provider Professionals where applicable.  Provider agrees to reassign (to the extent practicable) or terminate Provider Professionals who commit gross violations of Manager’s reasonable policies or commit a material breach of the terms of their agreement with Provider.  Each Provider Professional shall be licensed to the full extent required by federal and Utah law.  Provider and Provider Professionals shall at all times provide Professional Services in accordance with all ethical standards, laws and regulations applicable to their profession.  Provider will cooperate with Manager in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with Professional Services rendered.  If any disciplinary actions or professional liability actions are initiated against Provider or any Provider Professional, Provider shall immediately inform Manager of such action and the underlying facts and circumstances.  Provider agrees to implement and maintain a program to monitor the quality of Professional Services performed by Provider Professionals, and Manager shall render administrative assistance to Provider on an as-requested basis to assist Provider in implementing and maintaining such program.

5.4 Payors.  Provider and Manager, in consultation with one another, shall administer and negotiate all third party Payor agreements, including without limitation, government Payors, distributors and sales agents.

5.5 Storers.  Provider and Manager, in consultation with one another, shall determine the pricing and terms offered to Storers from time to time.

5.6 Financing Transactions.  Provider shall cooperate with Manager so that Manager can arrange necessary financing for Provider and for Manager relating to the Management Services provided by Manager to Provider.

5.7 Negative Covenants of Provider.  During the Term, Provider shall not without Manager’s prior authorization or approval:

(a) cause, permit or propose any amendments to Provider’s Operating Agreement;

(b) enter into any partnership arrangement, joint venture, reorganization, merger, consolidation, complete liquidation or dissolution of Provider, regardless of whether Provider would be the surviving entity of such transaction;

(c) enter into any contract, agreement or understanding, whether oral or written, with any person or entity, including without limitation, any modification, amendment or supplement to any employment agreement, professional services agreement or any lease of real or personal property;

(d) incur any indebtedness or expense, or guarantee any such indebtedness or expense, including without limitation any Manager Expense or Provider Expense;

(e) commence any litigation or similar proceeding against any person or entity other than in connection with the defense of any claim arising out of the provision of Professional Services by a Provider Professional, provided that Provider shall consult with Manager prior to initiating any such defense;

(f) increase the salary, bonus, bonus structure, employee benefit or fringe benefit package of any Provider Professional, or adopt any other compensation or benefit plan applicable to employees of Provider;

(g) sell, lease, license, encumber or otherwise dispose of any properties or assets of Provider other than in the ordinary course of business;

(h) establish any depository, money market, investment or other account at a bank or other financial institution unless concurrently with establishing such account Provider grants to Manager a power of attorney as provided for in Section 3.1;

(i) revalue any of Provider’s assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(j) make or change any election in respect of any federal, state, county or municipal tax or assessment, adopt or change any accounting method in respect of any such taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(k) file a petition commencing a voluntary case under Section 301 of Title 11 of the United States Code or commence a case or proceeding under any other similar federal or Utah law for the relief of debtors seeking the adjustment, restructuring or discharge of the debts of Provider, or the liquidation of Provider, including, without limitation, the making by Provider of an assignment for the benefit of creditors, or the taking of any corporate action by Provider in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(l) consent, fail to timely object to the entry of, or fail to seek the stay and dismissal of, an order or relief relating to any petition commencing an involuntary case under Section 303 of Title 11 of the United States Code or commencing a case or proceeding under any other similar federal or Utah law for the relief of debtors against Provider which seeks the adjustment, restructuring or discharge of the debts of Provider, or the liquidation of Provider; and

(m) otherwise take any action that would impair or interfere with Manager’s ability to present the financial statements of Manager and Provider on a consolidated basis in accordance with regular accounting practices.

5.8 Organization and Operation. Provider, as a continuing condition of Manager’s obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Professional Services in a manner consistent with all applicable state and federal laws.  Provider shall operate and maintain within Utah a full time practice of performing Professional Services and shall maintain and enforce each of its employment agreements, independent contractor or leasing agreements with any Provider Professionals or with any staffing or leasing company providing the services of such Provider Professionals to Provider.  Provider shall not terminate the employment agreements, independent contractor arrangements, or leasing agreements of any Provider Professional nor amend or modify the employment agreements, independent contractor arrangements or leasing agreements with any Provider Professionals or with any staffing or leasing company providing the services of such Provider Professionals to Provider in any material manner or waive any material rights of Provider thereunder without the prior approval of Manager.

5.9 Non-Competition.  Provider shall cause each of its Provider Professionals to enter into a restrictive covenant agreement prohibiting the Provider Professional from competing with Provider and Manager in the form directed by Manager.

ARTICLE VI

MANAGEMENT FEE

6.1 Management Fee.  As compensation for the Management Services provided by Manager to Provider pursuant to the terms and conditions of this Agreement, Provider shall pay Manager a management fee (the “Management Fee”) in an amount equal to the sum of:

(a) Manager Expenses; plus

(b) the Flat Monthly Fee.

 6.2  Payment of Expenses; Management Fee.

6.2.1 Priority of Payments.  Manager shall apply any cash available in the Operating Account to pay Manager Expenses and Provider Expenses in a reasonable, customary and timely manner. Manager shall also pay compensation of Provider Professionals in a reasonable, customary and timely manner.

6.2.2 Management Fee Payment.  At any time during the Term, Manager may withdraw from the Operating Account up to an amount equal to the amount of Management Fee from the current month not yet paid by Provider to Manager.

6.3 Advance.  During the Term of this Agreement, Manager shall make advances to Provider which Manager, in the exercise of its sole discretion, deems necessary for the payment of Provider Expenses and the Management Fee, and Manager shall be repaid such advances, without interest, at such time as there are sufficient funds for repayment.

6.4 Security Interest.  Except with respect to Government Receivables and the Provider Lockbox Account, subject to anti-assignment provisions of state or federal law, Provider hereby grants Manager a security interest in and a first priority lien on all of Provider’s assets (tangible and intangible), including its accounts, payment intangibles, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property and any other assets (collectively, the “Collateral”) to secure the payment by Provider of all obligations and liabilities owed by Provider to Manager, including without limitation the Management Fee. Provider and PTG shall execute such further documents and instruments as may be deemed necessary or desirable by Manager, in Manager’s sole discretion, to effect the provisions of this section.  Provider authorizes Manager without any further consent of Provider, at any time and from time to time, to file or record financing statements, amendments thereto, and other filings or documents with respect to the Collateral in such form as Manager determines to be appropriate to perfect or continue or maintain the perfection of the security interests granted under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor whether now existing or hereafter acquired” or similar words.

ARTICLE VII

TERM AND TERMINATION

7.1 Term.  This Agreement will commence on the Effective Date and will continue for term of five (5) years, unless terminated sooner as provided herein (the “Term”).

7.2 Termination.

7.2.1 Abandonment or Reversion. In the event of an “Abandonment” or a “Reversion”, each as defined in Article II of the Operations Agreement, this Agreement will terminate automatically on the earlier of (a) the effective date of PTG’s Notice of Reversion or (b) forty-five days after the effective date of Healthtech’s Notice of Abandonment.

7.2.2 Termination by Manager.  Manager may terminate this Agreement “for cause” in the event that Provider materially defaults in the performance of any of its material duties or obligations under this Agreement, and such default continues for thirty (30) days after Provider receives notice of the default, specifying the nature and extent of such default; provided, however, that if such default is not cured within thirty (30) days, but is capable of being cured within a reasonable period of time in excess of thirty (30) days, then a default shall not occur if the Provider commences the cure of such default within the first thirty (30) day period and thereafter diligently and in good faith continues to cure such default to completion.

7.2.3 Termination by Provider.  Provider may terminate this Agreement “for cause” if Manager materially defaults in the performance of any of its material obligations under this Agreement and such default continues for thirty (30) days after Manager receives notice of the default, specifying the nature and extent of such default; provided, however, that if such default is not cured within thirty (30) days, but is capable of being cured within a reasonable period of time in excess of thirty (30) days, then a default shall not occur if the Manager commences the cure of such default within the first thirty (30) day period and thereafter diligently and in good faith continues to cure such default to completion.  Provider shall not be able to terminate this Agreement or Manager’s services hereunder other than “for cause.”

7.2.4 Legislative, Regulatory or Administrative Change.  In the event there shall be a change in the federal or Utah statutes, case law, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or state legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new management service arrangement or basis for compensation for the management services furnished pursuant to this Agreement that complies with applicable law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change.

7.3 Post Termination.  Upon termination of this Agreement:

7.3.1 Confidential Information.  Provider shall immediately discontinue the use of and shall promptly return all Confidential Information associated with or respecting Manager in Provider’s possession, to Manager.  Manager shall immediately discontinue the use of and shall promptly return all Confidential Information associated with or respecting Provider in Manager’s possession to Provider.

7.3.2 Software.  Provider shall immediately cease to use and, within thirty (30) calendar days after termination, return to Manager any software, technology and electronic medical record services arranged for or provided by Manager, together with all related documentation and any copies thereof.

7.3.3 Access to Clinical Records.  Subject to any applicable medical ethics limitations and all other limitations and requirements imposed by law, each of the parties shall provide to the other access, at all reasonable times and upon reasonable request, to records relating to Provider for all legal purposes, including internal recordkeeping and legal compliance, as required in response to legal or administrative processes, and for all other lawful purposes for a period not shorter than the applicable statute of limitations for any claim which may be asserted against Manager or Provider arising from or pursuant to this Agreement.  This provision shall survive termination of this Agreement.

7.3.4 Continuing Obligations.  Neither party shall have any further obligations hereunder except for: (a) obligations accruing prior to the date of termination, including, without limitation, payment by Provider to Manager of the Management Fee relating to services provided prior to the termination of this Agreement, and (b) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term and survive the expiration or termination of this Agreement.  In effectuating the provisions of this Section 7.3.4, Provider specifically acknowledges and agrees that Manager shall continue to collect and receive all cash collections from accounts receivable in existence at the time this Agreement is terminated, it being understood that such cash collections will represent, in part, compensation to Manager for Management Services already rendered.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Provider’s Representations and Warranties.  Provider represents and warrants to Manager as follows:

8.1.1 Organization and Good Standing.  Provider is a limited liability company duly organized, validly existing and in good standing under the laws of Utah.  Provider has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

8.1.2 Power and Authority; No Violations.  Provider has the authority to execute, deliver and perform this Agreement and all agreements executed and delivered by its pursuant to this Agreement, and has taken all actions required by law, its articles of organization, its operating agreement or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents.  The execution and delivery of this Agreement does not and will not, violate any provisions of the Articles of Organization or Operating Agreement of Provider or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Provider is party, or by which it is bound.  This Agreement has been duly executed and delivered by Provider and constitutes the legal, valid and binding obligation of Provider, enforceable in accordance with its terms.

8.1.3 Professional Liability.  As of the date of the execution and delivery of this Agreement, each Provider Professional, as applicable, has never: (a) had his or her license to provide professional services in any state suspended, relinquished, terminated, restricted or revoked; or (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board.

8.2 Manager’s Representations and Warranties.  Manager represents and warrants to Provider as follows:

8.2.1 Organization and Good Standing.  Manager is a limited liability company organized and validly existing and in good standing under the laws of the State of Utah.

8.2.2 Power and Authority; No Violations.  Manager has all necessary power to execute, deliver and perform this Agreement and all agreements executed and delivered by Manager pursuant to this Agreement, and has taken all actions required by law, its articles of organization, its operating agreement or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents.  The execution and delivery of this Agreement and any related agreements executed and delivered pursuant to this Agreement, do not and will not, violate any provisions of the articles of organization or operating agreement of Manager or any provisions of, or result in acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Manager is a party or is bound or violate any restrictions of any kind to which Manager is subject.  This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligations of Manager, enforceable against Manager in accordance with its terms.

ARTICLE IX

COMPLIANCE WITH REGULATIONS

Manager and Provider agree to generate such records and make such disclosures as may be required, from time to time, with respect to the rendition of services hereunder, in order to assure that both parties will be able to meet all requirements for participation and payment associated with all third party payor programs and payers for the reimbursement and payment for all Cells distributed by Provider, all in compliance with applicable law.  If either party is requested to disclose books, documents, or records, it shall notify the other party of the nature and scope of such request and each party shall make available, upon written request of the other, all such books, documents and records, during such party’s regular business hours.  The parties shall comply with all requirements of law, including confidentiality requirements, in connection with any disclosures.

ARTICLE X

INDEPENDENT RELATIONSHIP

10.1 Independent Contractor Status.  Provider and Manager acknowledge and agree that they are at all times acting and performing under this Agreement as independent contractors.  Manager shall neither have nor exercise any control or direction over the methods by which Provider or Provider Professionals provide Professional Services in a competent, efficient and satisfactory manner within the scope of their respective licenses.  In its management role, Manager will have only an obligation to exercise its best efforts in the performance of the Management Services.  Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of Provider.  Each party shall be solely responsible for compliance with all Utah and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statues regarding their respective employees, agents and servants.

10.2 Indemnification.  Provider shall indemnify, defend and hold harmless Manager, its officers, managers, members and agents from and against any and all claims, causes of action, or any liability whatsoever arising out of or related to the Professional Services provided by Provider and/or its Provider Professionals.  Manager shall indemnify defend and hold harmless Provider, its officers, directors and shareholders from and against any and all claims, causes of action, or any liability whatsoever arising out of or related to the Management Services provided by Manager.

10.3 Restructuring to Preserve Agreement.  If any court or regulatory authority shall determine that the independent contractor relationship established hereby violates any statutes, rules or regulations (or in the event that either Manager or Provider, in good faith, determines that there is a material risk that such a determination would be made by any court or regulatory authority), the parties will negotiate in good faith to enter into an arrangement between Manager, Provider and the then-current Provider Professionals which substantially preserves for the parties the relative economic benefits of this Agreement.

10.4 Financial Records.  Manager shall have primary responsibility for creating and maintaining all financial records relating to the operations of the Provider.  The maintenance and management of all files and records shall comply with all applicable federal, Utah and local statutes, laws, rules and regulations. Provider and Manager agree to execute all necessary agreements or addendums to this Agreement for purposes of compliance with all applicable law. Manager shall give Provider full access to all financial records relating to Provider during reasonable business hours and upon adequate notice.

10.5 Records and Reports.  Provider shall assist Manager and, where required by law or by legal process, provide access to records and information regarding the operation of the Biorepository. Consistent with all applicable federal, Utah and local statutes, rules and regulations and medical ethical standards, Provider shall give Manager full access to all of its biomedical and financial records during regular business hours and upon adequate notice as necessary for Manager to provide the Management Services.  Manager shall maintain the confidentiality of all such information in accordance with applicable law.  In the event that any regulation requires reports or disclosures of Provider or Manager and its contractors, upon request, Provider or Manager, as applicable, shall make, execute and deliver such reports, disclosures or other written information, certifications or assurances as may be reasonably required to assure timely compliance, subject to any confidentiality requirements imposed by law.

ARTICLE XI

CONFIDENTIAL INFORMATION

11.1 Prohibited Disclosure.  At no time during the Term of this Agreement or after the date that this Agreement shall terminate shall Provider or Provider Professionals or any other employees or agents of Provider, disclose to anyone, other than its attorneys, accountants, or other financial advisors, any financial or proprietary information (the “Confidential Information”) of Manager.  Provider agrees that it will not disclose any Confidential Information of Manager without Manager’s express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Manager, and Provider will keep the Confidential Information of Manager confidential and will ensure that its advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that Provider may disclose Confidential Information to those of its representatives who need to know Confidential Information for the purposes of this Agreement, provided that Provider shall inform its representatives of the confidential nature of the Confidential Information.  Provider agrees to be responsible for any breach of this Section by its advisors or representatives.  This provision shall survive termination of this Agreement.

11.2 Procedures; Required Disclosures.  If Provider is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of this Agreement, it will provide Manager with prompt notice thereof and copies, if possible, and, if not, a description of the Confidential Information requested or required to be produced so that Manager may seek an appropriate protective order or waive compliance with the provisions of this Article XI.  Provider further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder, Provider is nonetheless, in the written opinion of its legal counsel: (a) compelled to disclose or produce Confidential Information to any tribunal; (b) at risk of liability for any actions relating to contempt or for any censure or penalty; such disclosing party may disclose or produce such Confidential Information to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that Provider shall give Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

11.3 Remedies.  Provider acknowledges that if it or any of its shareholders, employees or agents violates the provisions of this Article, money damages shall be an inadequate remedy, and it agrees that Manager shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of Provider’s obligation hereunder.

ARTICLE XII

MISCELLANEOUS

12.1 Notices.  Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if emailed, hand delivered or sent by overnight express, charges prepaid and properly addressed, written receipt required, to the respective party to whom such notice relates at the following addresses:

If to Provider:

Cellsure, LLC

615 Arapeen Drive, Suite 300

Salt Lake City, UT 84108

Email: brobinson@predtechgroup.com

If to Manager:

Healthtech Management Services, LLC

181 Dante Avenue

Tuckahoe, NY 10707

Email: info@hltt.tech

or such other address as shall be furnished in writing by any party to the other party.  All such notices shall be considered received when received in fact or one business day after delivery to the overnight courier.

12.2 Additional Acts.  Each party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

12.3 Assignment.  Manager may assign this Agreement, and any duties or responsibilities under this Agreement, to any affiliate of Manager.  Provider shall not assign this Agreement, nor any duties or responsibilities under this Agreement, without the written consent of Manager.

12.4 Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Utah.

12.5 Severability.  Each provision of this Agreement shall be considered severable, and if for any reason a provision or provisions in this Agreement are determined to be invalid and contrary to any existing or future law such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

12.6 Modifications.  This instrument contains the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated by this Agreement.  This Agreement may only be amended by written agreement of Manager and Provider.

12.7 Counterparts.  This Agreement may be executed in several counterparts, including by facsimile or PDF, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

12.8 Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the parties, and their successors and permitted assigns.  Subject to the foregoing sentence, no person not a party to this Agreement shall have any right under or by virtue of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HEALTHTECH MANAGEMENT SERVICES, LLC

By: _________________________________________

      Manuel E. Iglesias, Manager

CELLSURE, LLC

By: _________________________________________

       Bradley C. Robinson, Manager

PREDICTIVE TECHNOLOGY GROUP, INC.

By: _________________________________________

       Bradley C. Robinson, CEO

OPERATIONS AGREEMENT

Date: January 18, 2022

Parties:

“PTG”

Predictive Technology Group, Inc., a Nevada corporation

615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108

“PBI”

Predictive Biotech, Inc., a Utah corporation

615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108

“HLTT”

Healthtech Solutions, Inc., a Utah corporation

181 Dante Avenue, Tuckahoe, NY 10707

“HWC”

Healthtech Wound Care, Inc., a Delaware corporation

181 Dante Avenue, Tuckahoe, NY 10707

Each of the foregoing is referred to herein as a “Party,” and collectively as the “Parties,” to this Agreement.

Premises:

A. The Parties are executing this Operations Agreement pursuant to the terms of the Asset Purchase Agreement among HLTT, HWC, PBI and PTG. (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall be given the same meaning as in the Asset Purchase Agreement.

B. Pursuant to the terms and conditions of the Asset Purchase Agreement, PBI has sold its Wound Care Assets to HWC. The Parties desire, however, that PBI retain the capacity to engage in the Wound Care Business.

C. HLTT has agreed to provide financing to PBI and has also agreed to make certain loans to PTG and PBI.

Agreement:

I. CONDUCT OF BUSINESS

1.1 PBI License.  HWC hereby grants to PBI a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual (except as set forth in the final sentence of this Section) license, to use the Transferred Assets, including the Transferred Intellectual Property Rights, for the purpose of conducting PBI’s Wound Care Business and Non-Wound Care Business; provided, however, that PBI’s conducting Non-Wound Care Business does not interfere in any material way with the conduct of the Wound Care Business by PBI and HWC.

For purpose of this agreement, “Affiliate” shall mean any entity that is under control of, that controls, or is under common control with PBI. The license granted in this Section 1.1, as it relates to Non Wound Care Business, shall continue in full force even after a transfer by HWC of the Transferred Assets, or any part of them, to a third party. The license in this Section 1.1 of Transferred Assets other than Transferred Intellectual Property Rights shall terminate upon the purchase of PBI by either HLTT or HWC.

1.2 HWC License.  PBI hereby grants to HWC a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual license, to use the Intellectual Property Rights included in the Excluded Assets, including the Non Wound Care Intellectual Property, for the purpose of conducting HWC’s Wound Care Business; provided, however, that HWC’s use of the Intellectual Property Rights included in the Excluded Assets to conduct Wound Care Business does not interfere in any material way with the use of such Rights by PBI to conduct Non Wound Care Business. For purpose of this agreement, “Affiliate” shall mean any entity that is under control of, that controls, or is under common control with HWC. The license granted in this Section 1.2 shall continue in full force even after a transfer by PBI of the Excluded Assets, or any part of them, to a third party.

1.3 Professional Personnel.  PBI must have among its employees a Person of Primary Responsibility and other licensed or accredited individuals in order to maintain and renew the permits under which it conducts biomedical research and manufactures Wound Care products. HWC aspires to conduct biomedical research and to manufacture Wound Care products, and so will require employees with similar credentials.  The Parties agree, therefore, that they will cooperate in allocating between PBI and HWC the services of professional personnel as needed to achieve, maintain, and renew the regulatory permits governing each of them.

1.4 Wound Care Sales.  By letter to HLTT dated December 30, 2021, the CEO of PTG identified certain “Specified Accounts”. During the Term of this Agreement, PBI shall market and sell Wound Care products only to Specified Accounts, and PBI shall direct the Specified Accounts to make payment for such products to an account owned by HWC. PBI will also fill orders for Wound Care products as requested by HWC, with payment directed to an account owned by HWC. HWC shall reimburse PBI on a semi-monthly basis for its direct costs in selling product to Specified Accounts and filling orders for HWC. The parties will meet on a bi-monthly basis to review the measurement of direct costs.

1.5 Capacity Allocation. Promptly after execution of this Agreement and from time to time thereafter as needed, PBI and HWC shall agree upon the production capacity of the combined lab facilities of PBI and HWC dedicated to the Wound Care Business (the “Capacity”). On a monthly basis, twenty percent (20%) of the Capacity shall be allocated to production for sales to Specified Accounts and the remaining eighty percent (80%) shall be allocated to production for all other sales. If on the 15th day of the preceding month sales scheduled for production in a given month are insufficient to fill either allocation of Capacity, then the allocation shall be withdrawn for that month to allow the shortfall to be completed by sales to any accounts.

1.6 Leaseholds.  If, after the Date of this Agreement, PBI remains the lessee of any premises at 615 Arapeen Drive (the “PBI Premises”), then PBI shall take all commercially reasonable steps to retain its leasehold interest in the PBI Premises through the Term of this Agreement, except that, upon request by HWC, PBI will assist HWC in transferring the leasehold for the PBI Premises to HWC.

1.7 Patient Records.  Each of PBI and HWC shall provide the other with access to such research data in its possession, including, to the extent permitted by applicable law, patient records, as to which the requesting party states a reasonable use in connection with its research and development activities or its applications for licenses or permits. If applicable law requires special proceedings to authorize such disclosure, the holder of the records will use its best efforts to assist the requestor in completing the procedures (including applications) on a timely basis.  The recipient party will maintain the confidentiality of all such records in accordance with applicable law. Notwithstanding the foregoing, nothing in this Section 1.7 shall be deemed to transfer any ownership rights or interests in or to the patient records to the requesting party.

II. FINANCING OF BUSINESS

2.1 Working Capital Commitment.  HLTT will contribute working capital as needed for the conduct of the Wound Care Business by HWC and/or PBI. HLTT will make the capital contributions to HWC, and HWC shall in turn make non-interest-bearing demand loans as needed by PBI to carry on its Wound Care Business. HLTT’s obligation to contribute working capital to HWC (for itself or for PBI) will terminate upon the earlier of these events:

a) HWC is Cash Flow Positive. HWC will be considered “Cash Flow Positive” on the last day of any period of six consecutive months if the cash flow from operations realized by HWC for that six-month period, in accordance with generally accepted accounting principles, is positive.

b) the aggregate capital contributions by HLTT to HWC equal Three Million Five Hundred Thousand Dollars ($3,500,000).

c) HLTT shall have reasonably determined and notified PTG in writing that market conditions make it unlikely that HWC will be financially successful in the Wound Care Business (an “Abandonment”).

2.2 Reversion. Upon receipt of notice of Abandonment by HLTT and at any time during the sixty (60) days following receipt of such notice, PTG may give HLTT written notice that it will make a good faith effort to assist HWC in achieving financial success, which notice shall be accompanied by a budget for the effort and an identification of sources of financing. Upon HLTT’s receipt of that notice with the requisite information, a “Reversion” shall be implemented. HLTT shall transfer to PTG managerial control of HWC, and PTG shall implement its commitment to a good faith effort. If within three years after commencement of the Reversion, HWC achieves Cash Flow Positive, as defined above, then HLTT will assign to PTG that number of shares of HWC common stock as will cause the ratio of common stock owned by PTG (excluding common stock issued on conversion of Series A Preferred Stock) to common stock owned by HLTT to equal the ratio of PTG’s capital contributions to HWC to HLTT’s capital contributions to HWC.

2.3 Buyout.  If either (a) HLTT gives notice of Abandonment to PTG that is not followed by a Reversion or (b) within three years after commencement of a Reversion, HWC has not achieved a Cash Flow Positive period at any time, then at any time thereafter (if but only if HWC has not at any time achieved a Cash Flow Positive period) either HLTT or PTG (the “Offeror”) may give written notice to the other (the “Recipient”) of a “Buyout”. The notice of Buyout shall state a per common share price (applicable to convertible securities on an as-converted basis) at which the Offeror offers to both (1) purchase the HWC securities owned by the Recipient, and (2) sell to the Recipient the HWC shares owned by the Offeror, at the option of the Recipient. Within forty days after receipt of the notice of Buyout, the Recipient will respond in writing stating its choice to purchase the Offeror’s shares or sell the Recipient’s shares at the price set forth in the notice of Buyout. If the Recipient fails to respond in writing within forty days, then the Recipient will be deemed to have agreed to sell its HWC shares to the Offeror. The closing of the purchase and sale will take place at the executive offices of HWC on the thirtieth day after Offeror receives Recipient’s notice (or seventy days after notice of Buyout was given, if the Recipient fails to respond) or the first business day thereafter. At the closing, the seller will deliver a stock power and certificate (if issued) transferring its HWC shares to the buyer, and the buyer will deliver the purchase price. Unless otherwise agreed by the parties, the purchase price may be paid in cash or in any combination of cash (not less than twenty percent of the purchase price) and promissory note. Unless otherwise agreed to by the parties, the promissory note shall:

a. have such maturity date as the purchaser chooses, which shall be no more than three years after the closing date;

b. provide for quarterly amortization of the principal amount of the Promissory Note;

c. bear interest at six percent (6%) per annum, payable quarterly; and

d. be secured by a pledge of the purchased shares.

The promissory note shall be accompanied by a pledge agreement covering the purchased shares, which shall contain standard commercial pledge terms for a pledge of equity securities issued by a privately held entity.

2.4 Right of Participation. If, at any time after the Conversion of the Series A Preferred Stock to Common Stock of HWC, HWC proposes to issue equity securities in exchange for cash, HWC will so notify PTG and will afford to PTG the opportunity to purchase such portion of the offered securities as equals the portion of HWC’s fully-diluted common shares owned by PTG. HWC will hold the offer open for no less than five business days, during which PTG must designate the number of securities, if any, it chooses to purchase. Payment for such securities will be due according to the schedule applicable to the offering.

III.    PTG LOANS AND THE ROYALTY

3.1 Loans.   Commencing in December 2021, HLTT has loaned a total of Two Hundred Fifty Thousand Dollars ($250,000) to PTG and PBI jointly. Within one week after a Q Code is issued to PBI providing for reimbursement of patient sales of Amniobind at a rate equal to or exceeding $100 per cm2, HLTT shall pay $250,000 to PTG as a loan to PTG and PBI jointly (the “Q Code Loan”). The existing $250,000 obligation and the Q Code Loan, if it occurs, are identified herein as “PTG Loans”.  The PTG Loans shall be the joint and several obligations of PTG and PBI, except that if HLTT or HWC purchases the outstanding capital stock of PBI, then the PTG Loans will be the obligation of PTG solely. The PTG Loans will not bear interest.

3.2 Commission.  HWC shall pay to PTG or PBI (but if HLTT or HWC owns PBI, then only to PTG) a commission on sales to the Specified Accounts, payable monthly on the tenth day following the month. HWC shall reserve and pay over to HLTT twenty-five percent (25%) of all commissions due hereunder as a credit against the PTG Loans until same are fully satisfied.  Commissions shall be calculated as a percentage of Gross Income from such sales, according to measuring principals to which the Parties agree from time to time. The percentage of Gross Income to be paid as commission shall be measured on the date of the first commercial sale to any account after issuance of the Q Code and then on each anniversary of that date as follows:

Measuring Date	Commission %
First Sale	20%
Third Anniversary	18%
Fourth Anniversary	16%
Fifth Anniversary	14%
Sixth Anniversary	12%
Seventh Anniversary	10%
Eighth Anniversary	8%
Ninth Anniversary	6%

Commissions on sales after the tenth year shall be paid at industry standard rates for sales commissions on sales to the Specified Accounts or similar accounts. For purposes of this Section 3.2, “Gross Income” shall equal Net Sales less the Direct Costs of Production, where (a) Net Sales means gross sales less returns, allowances and discounts, and (b) “Direct Costs of Production” means costs of placental tissue, direct labor, supplies (such as sterile saline, RO water, pipettes, gauze pads and forceps, etc.), irradiation, packaging, and cost of delivery.

IV. NON WOUND CARE BUSINESS

4.1 License of Future Wound Care Applications.  Except as specifically set forth in this Section IV, PBI may continue and grow its Non Wound Care Business. PBI’s Non Wound Care Business may in the future yield therapies, products, or Intellectual Property Rights suitable for Wound Care applications (“Future Wound Care Applications”). If a Future Wound Care Application is developed during the Term of this Agreement, PBI grants to HWC a royalty-free, paid-up, non-transferrable or sub-licensable except to an Affiliate, perpetual license to use such Future Wound Care Application strictly for HWC’s Wound Care Business. The license granted in this Section 4.1 for the Future Wound Care Application shall continue in full force even after a transfer by PBI or PTG of the Intellectual Property Rights that include the Future Wound Care Application to a third party.

4.2 Transfers.  PTG may at any time transfer some or all Non Wound Care Business and Non Wound Care Assets from PBI to PTG or to another subsidiary or affiliate of PTG. If HLTT or HWC acquires ownership of PBI, PTG shall transfer all Non Wound Care Business and Non Wound Care Assets from PBI to PTG or to another subsidiary or affiliate of PTG on or before January 31, 2025. In each of the foregoing cases, the transfer of assets shall be accompanied by any debt specifically attributable to such assets, such as purchase money debt or debt underlying secured liens. The rights and obligations of Sections 4.1 and 4.3 shall continue notwithstanding a transfer pursuant to this Section 4.2.

4.3 ROFO.

4.3.1. Prior to engaging (directly or through a subsidiary) in any substantive negotiation with a third party regarding any proposed transfer of any Non Wound Care Assets or any portion of the Non Wound Care Business, PTG must deliver a written notice to HLTT setting forth its intent to negotiate (such notice, a “Transaction Notice”). The Transaction Notice need not set forth the identity of the third party but must set forth the assets and/or business the negotiations are expected to cover. Upon receipt of the Transaction Notice, HLTT shall have 30 days (the “Offer Period”) in which to make a firm offer to purchase the assets and/or business set forth in the Transaction Notice (an “Offer”). Upon receipt of the Offer and during the Offer Period, PTG and HLTT shall engage in non-binding discussions and negotiations in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the purchase of the applicable Non Wound Care Business or Assets to HLTT or a subsidiary of HLTT. If, by the end of the Offer Period, the Parties have not agreed to definitive terms for the transfer purchase and sale, PTG will have the right, within the 270 days following such Offer Period (the “Third Party Transfer Period”), to consummate a transfer of such Non Wound Care Business or Assets to a third party (or agree in writing to undertake such transfer to a third Party) in accordance with the terms of Section 4.3.2.

4.3.2 Neither PTG nor any of its representatives, agents or affiliates shall solicit offers from, or negotiate or enter into any agreement with, any third party for the transfer of any Non Wound Care Business or Assets (or any portion thereof) until the expiration of the Offer Period. HLTT agrees and acknowledges that during the Third Party Transfer Period for any Non Wound Care Business or Assets and the applicable proposed transfer: (a) PTG shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any third party for the transfer of such Non Wound Care Business or Assets, on terms in all material respects no less favorable to PTG than those offered by HLTT, and (b) PTG shall have no further obligation to negotiate with HLTT regarding, or offer HLTT the opportunity to acquire any interest in, such Non Wound Care Business or Assets; provided, that the final terms of the transfer to any third party be on terms in all material respects no less favorable to PTG than those offered to HLTT; provided further, that following any Third Party Transfer Period for any Non Wound Care Business or Asset during which no agreement was entered into for a transfer to a third party, if such Third Party Transfer Period ends on or before January 31, 2025, PTG shall comply with Section 4.3.1 (including by delivering a Transaction Notice and negotiating during the Offer Period) prior to continuing or entering into new negotiations with a third party regarding the transfer of any Non Wound Care Business or Assets to a third party.

4.3.3   HLTT’s rights of first offer, as set forth in this Section 4.3, shall terminate on January 31, 2025, and PTG shall have no obligations under this Section 4.3 as to any third-party negotiations that commence after January 31, 2025.

V. MISCELLANEOUS

5.1 Term.  The “Term” of this Agreement will commence on the date written on its first page and will end on January 31, 2027.

5.2 Non Competition.  Except to the extent specifically authorized in this Agreement, PTG shall not, nor shall it permit any subsidiary or affiliate to, engage in the marketing of Wound Care products or therapies that are Directly Competitive with products or therapies for Wound Care applications being then marketed by HWC. A product or therapy marketed by PTG will be deemed to be “Directly Competitive” with a product or therapy marketed by HWC if the PTG product or therapy is used to eliminate a sign of a wound; a PTG product or therapy will not be deemed to be Directly Competitive by reason of use of the PTG product or therapy to eliminate or prevent a cause or symptom of a wound.

5.3 Confidentiality.  Each party recipient of confidential information about a disclosing party agrees to keep the disclosing party’s confidential information strictly confidential, provided, however, that the obligation will terminate as to any information that becomes generally available to the biomedical research community.  The parties agree that a breach of confidential information constitutes an irreparable harm and that an injured party may seek all available judicial relief, including but not limited to injunction and damages.  Parties may share confidential information with their attorneys, employees, investors, accountants, and agents so long as these are bound to confidentiality by a written agreement containing terms at least as strict as those herein.

(This is intentionally blank. Signature page follows.)

In witness whereof, the Parties have executed this Agreement,

PREDICTIVE TECHNOLOGY GROUP, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH SOLUTIONS, INC.

By: /s/ Manuel Iglesias

       Manuel Iglesias, President

PREDICTIVE BIOTECH, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH WOUND CARE, INC.

By: /s/ Manuel Iglesias

Manuel Iglesias, President

OPTION AGREEMENT – BIOTECH

Date: January 18, 2022

Parties:

“PTG”

Predictive Technology Group, Inc., a Nevada corporation

615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108

“PBI”

Predictive Biotech, Inc., a Utah corporation

615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108

“HLTT”

Healthtech Solutions, Inc., a Utah corporation

181 Dante Avenue, Tuckahoe, NY 10707

“HWC”

Healthtech Wound Care, Inc., a Delaware corporation

181 Dante Avenue, Tuckahoe, NY 10707

Premises:

D. The entire outstanding capital stock of PBI consists of 1,500 shares of common stock (the “Shares”), all of which is owned by PTG. No person has any right, contractual, equitable or otherwise, to acquire any equity interest in PBI from either PBI, PTG or otherwise.

E. The Parties are executing this Option Agreement pursuant to the terms of the Asset Purchase Agreement among HLTT, HWC, PBI and PTG. (the “Asset Purchase Agreement”).

Agreement:

1. PTG hereby grants to HLTT and HWC the option to purchase all, but not less than all, the Shares in PBI for a total price of Ten Dollars ($10) (the “Option”).

2. At any time prior to January 31, 2025, either HLTT or HWC (the “Acquiror”) may exercise the Option by giving written notice of exercise (the “Notice”) to PTG. HLTT’s option as set forth herein shall expire at 11:59 p.m., Eastern Standard Time, on January 31, 2025.

3. After receipt of the Notice, PTG will cooperate with the Acquiror to promptly satisfy all such regulatory requirements and secure such regulatory approvals as may be necessary to carry on the business of PBI after the transfer of ownership of PBI to the Acquiror, including:

a. Obtaining approval from the appropriate authorities in the State of Utah of the Acquiror assuming control over operation of PBI’s biomedical laboratory facilities in their then-current locations;

b. Securing such other consents, authorizations, orders and approvals of government and quasi-government authorities as will be necessary or appropriate for the operation of PBI’s business under the Acquiror’s direction and control; and

c. Completing all third-party payor credentialling necessary for the operation of PBI’s business under the Acquiror’s direction and control.

4. At any time prior to February 1, 2025, regardless of whether HLTT or HWC has exercised its option rights hereunder, PTG may cause any and all Non Wound Care Assets (as defined in the Asset Purchase Agreement) to be transferred to PTG or to another subsidiary or affiliate of PTG along with any debt specifically attributable to such assets, such as purchase money debt or debt underlying secured liens.

5. Upon notice from the Acquiror to PTG that the regulatory conditions described in Section 3 hereof have been satisfied, the Parties will schedule a closing of the Option exercise to occur at the office of the Acquiror’s counsel at a mutually agreeable time or ten business days after PTG receives such notice. At the closing, the Acquiror will tender a personal check for Ten Dollars ($10) to PTG, and PTG will deliver to the Acquiror a certificate for the Shares endorsed for transfer to the Acquiror, as well as all documents, books and records, keys, access codes, and other items necessary to vest in the Acquiror full legal and practical control over PBI.

6. At no time prior to January 31, 2025, or after the exercise of the Option will PBI issue any equity securities or any instrument convertible into equity securities of PBI or grant any contractual right to purchase equity securities of PBI.

7.At no time prior to January 31, 2025, or after the exercise of the Option will PTG assign any of the Shares or grant any person any lien on any of the Shares or permit any lien to be imposed on any of the Shares.

PREDICTIVE TECHNOLOGY GROUP, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH SOLUTIONS, INC.

By: /s/ Manuel Iglesias

       Manuel Iglesias, President

PREDICTIVE BIOTECH, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH WOUND CARE, INC.

By: /s/ Manuel Iglesias

Manuel Iglesias, President

OPTION AGREEMENT – CELLSURE

Date: January 18, 2022

Parties:

PTG

Predictive Technology Group, Inc., a Nevada corporation

615 Arapeen Drive, Suite 300, Salt Lake City, UT 84108

HLTT

Healthtech Solutions, Inc., a Utah corporation

181 Dante Avenue, Tuckahoe, NY 10707

Premises:

A. The Parties are executing this Option Agreement pursuant to the terms of the Asset Purchase Agreement among HLTT, Healthtech Wound Care, Inc., Predictive Biotech, Inc. and PTG. (the “Asset Purchase Agreement”).

B. PTG is the sole member of Cellsure, LLC, a Utah limited liability company (“Cellsure”).

Agreement:

1. PTG hereby grants to HLTT the option to acquire all, but not less than all, of the membership interest in Cellsure for a price of Ten Dollars ($10) plus consideration given in the Asset Purchase Agreement. To facilitate HLTT’s acquisition of control of Cellsure, PTG will on this date execute the Transfer and Joinder Agreement annexed to this Option Agreement (the “T&J Agreement”).

2. At any time prior to January 31, 2025, HLTT may exercise the option to acquire the membership interest in Cellsure by countersigning the T&J Agreement and delivering a copy to PTG accompanied by a personal check for Ten Dollars ($10) payable to PTG. HLTT’s option as set forth herein shall expire at 11:59 p.m., Eastern Standard Time, on January 31, 2025.

3. Immediate upon receipt of the fully signed T&J Agreement and Ten Dollars, PTG will deliver to HLTT all documents, books and records, keys, access codes, and other items necessary to vest in HLTT full legal and practical control over Cellsure.

4. At no time prior to January 31, 2025 will PTG allow any person other than HLTT to acquire any membership interest in Cellsure.

PREDICTIVE TECHNOLOGY GROUP, INC.

By: /s/ Bradley C. Robinson

Bradley C. Robinson, CEO

HEALTHTECH SOLUTIONS, INC.

By: /s/ Manuel Iglesias

       Manuel Iglesias, President

CELLSURE, LLC

Transfer and Joinder Instrument

Date:

______________, 202_

Premises

A. The undersigned Member is the record and beneficial owner of all of the membership interest in Cellsure, LLC, a Utah limited liability company.

B. The Member has entered into an Option Agreement with Healthtech Solutions, Inc. dated as of January __, 2022, pursuant to which it has covenanted to assign its membership interest in Cellsure, LLC to Healthtech Solutions, Inc. upon execution of this Transfer and Joinder Instrument by Healthtech Solutions, Inc. and tender of same to the Member along with a payment of Ten Dollars ($10).

Transfer

In consideration of the undertakings by Healthtech Solutions, Inc. in the Asset Purchase Agreement among Healthtech Solutions, Inc., Healthtech Wound Care, Inc., Predictive Biotech, Inc. and Predictive Technology Group, Inc. the undersigned Member hereby, as of the date recited above, assigns to Healthtech Solutions, Inc. free of liens, claims and encumbrances, the entirety of its membership interest in Cellsure, LLC.

PREDICTIVE TECHNOLOGY GROUP, INC.

By: __________________________________

       Bradley C. Robinson, CEO

Joinder

Pursuant to Section ___ of the Operating Agreement of Cellsure, LLC dated ________________ (the “Operating Agreement”), the undersigned Healthtech Solutions, Inc. hereby agrees that Healthtech Solutions, Inc. shall be bound by the terms and conditions of, subject to the obligations of, and entitled to the benefits of the Operating Agreement as a Member of Cellsure, LLC.

The undersigned hereby appoints ______________________ to serve as sole Manager of Cellsure, LLC, effective immediately.

Dated: __________________________, 202_

HEALTHTECH SOLUTIONS, INC.

By: ___________________________

Print: Manuel E. Iglesias, President

CERTIFICATE OF DESIGNATION FOR  SERIES A PREFERRED STOCK

OF HEALTHTECH WOUND CARE, INC.

Healthtech Wound Care, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”) and acting under Section 151 of GCL, does hereby submit the following Certificate of Designation of its Series A Preferred Stock.

FIRST:  The name of the Corporation is Healthtech Wound Care, Inc.

SECOND: By unanimous consent of the Board of Directors of the Corporation dated January __, 2022, the following resolutions were duly adopted:

WHEREAS the Certificate of Incorporation of the Corporation authorizes Blank Check Preferred Stock consisting of 1,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Section 4 of the Corporation’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a series of Preferred Stock designated as Series A Preferred Stock, and to fix the powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 4 of the Corporation’s Certificate of Incorporation, there is hereby established a new series of one hundred (100) shares of Preferred Stock of the Corporation (the “Series A Preferred Stock”) to have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1. Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holder of each share of the Series A Preferred Stock shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of One Cent ($0.01) per share, after which the Holders of Series A Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series A Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that Holder’s Series A Preferred Stock would be converted on the record date for the distribution if the record date were the Conversion Date.

2. Voting.  Each share of Series A Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock would be convertible on the record date for the stockholder action if the record date were the Conversion Date.

3. Dividends.  The holders of the Series A Preferred Stock shall be entitled to any dividend that is payable to the holders of the Corporation’s Common Stock or any class or series that is convertible into Common Stock. The holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount equal to the product of (A) the dividend payable on each share of Common Stock, whether outstanding or issuable upon conversion of each convertible class or series and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend as if the record date were the Conversion Date.

4 Conversion.

A. Conversion.  On the Conversion Date, each outstanding share of Series A Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock (the “Conversion”).  The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon the Conversion shall equal the product obtained by (a) multiplying the number of Fully-Diluted Common Shares by three-sevenths (3/7), then (b) multiplying the result by a fraction (the “Adjustment Number”), the numerator of which will be the number of shares of Series A Preferred Stock being converted and the denominator of which will be the number of issued and outstanding shares of Series A Preferred Stock.  The term “Fully-Diluted Common Shares” means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series A Preferred Stock.

B. Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series A Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series A Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

C. Conversion Date.  The “Conversion Date”, on which the Conversion shall occur, will be the first date on which either (a) the Corporation is Cash Flow Positive or (b) the aggregate contributions to the capital of the Corporation and the capital of Predictive Biotech, Inc., a Utah corporation, made after the date of filing of this Certificate of Designation shall equal Three Million Five Hundred Thousand Dollars ($3,500,000). The Corporation shall be “Cash Flow Positive” on the last day of any period of six consecutive months if the cash flow from operations realized by the Corporation for that six-month period, in accordance with generally accepted accounting principles, is positive.

D. Conversion Notice. Promptly after the Conversion Date, the Corporation shall send a written notice to each Holder of shares of Series A Preferred Stock (the “Conversion Notice”). The Conversion Notice shall include a calculation of the criteria on which the Conversion is deemed to have occurred and a calculation of the Fully Diluted Common Shares on the Conversion Date. The Conversion Notice shall be accompanied by a Notice of Book Entry attesting to the recordation of shares of Common Stock in the name of the Holder as of the Conversion Date. If certificates for the Series A Preferred Stock have been issued, then upon receipt of the Conversion Notice the Holder shall surrender the certificate for the Series A Preferred Stock to the Corporation at its principal office.

E. Fractional Shares.  The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon the Conversion.  If the Conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

5. Voting on Amendment. The Certificate of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series A Preferred Stock, voting together as a single class. Without limiting the breadth of the restriction in the previous sentence, it is hereby clarified that the authorization of a class or series of equity security that would not be equitably included in the calculation of Fully-Diluted Common Shares for purposes of measuring the Conversion pursuant to Section 4(A) hereof shall be deemed to materially alter the special rights of the Series A Preferred Stock so as to adversely affect them.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President on January 18, 2022.

/s/ Manuel E. Iglesias

Print: Manuel E. Iglesias

Office: President